Exhibit 10.27

DATED 05 October, 2017

(1) paul day, peter collins, thomas lernbecher
and axel moehrle

and

(2) BROOKS AUTOMATION LTD

___________________________________________

Sale and Purchase Agreement

relating to the entire issued share capital of

4TITUDE LIMITED

___________________________________________

SCHEDULE 9 R&D TAX CREDIT CONSIDERATION	85
EXECUTION PAGE	88

THIS SHARE SALE and PURCHASE AGREEMENT is made on October 5 2017

BETWEEN

1.    THE SEVERAL PERSONS whose names and addresses are set out in Schedule 1 (the “Sellers”); and

2.    BROOKS AUTOMATION LTD, a company incorporated in England & Wales (company number 04109439) whose registered office is at Gilchrist Road, Northbank Industrial Park, Irlam, Manchester, M44 5AY (the “Buyer”).

BACKGROUND

(A)       The Company has, at the date of this Agreement, a share capital of 10,000 ordinary shares of £1.00 each, all of which are in issue and are fully paid or credited as fully paid and are owned by the Sellers as set out in column 3 of Schedule 1.

(B)       The Sellers have agreed to sell the Shares to the Buyer and the Buyer has agreed to purchase the Shares on the terms of this Agreement.

The parties agree as follows:

1           DEFINITIONS AND INTERPRETATION

1.1        In this deed, unless the context requires otherwise, the following definitions apply:

“Accounts”	the audited consolidated balance sheet as at the Accounts Date and the audited consolidated profit and loss account for the financial period ended on the Accounts Date in each case of the Company;
“Accounts Date”	31 December 2016;
“Actual Working Capital”	has the meaning set out in paragraph 1.2 of Part 1 of Schedule 7;
“Adjustment”	has the meaning given to such term in clause 3.4.2;
“Agreement”	this agreement (including any schedule to it);
“Applicable Law”

means any:

(a)         law (including common law, bye-law or other binding law), statute, subordinate legislation, regulation, code, ordinance, rule, judgment, order, decree, directive, decision or injunction;

(b)         determination by or requirement of any Competent Authority; or

(c)         interpretation or administration of any of the foregoing by any Competent Authority;

“Auditors”	the auditors of the Company for the time being, if auditors have been appointed, or where no auditors have been appointed, the accountants of the Company for the time being;
“Business Day”	a day (other than a Saturday, a Sunday or a public holiday) on which clearing banks are open for all normal banking business in the City of London and New York;
“Buyer's Premium Payment”

means an amount payable by the Buyer to the Insurer being a sum equal to half of the total premium payable under the Warranty and Indemnity Insurance Policy (inclusive of legal fees, underwriting fees, any commission and associated taxes), being £89,600;

“Buyer’s Solicitors”	Taylor Wessing LLP of 5 New Street Square, London, EC4A 3TW;
“CA2006”	the Companies Act 2006;
“Cash”	has the meaning set out in paragraph 1.2 of Part 1 of Schedule 7;
“Claim”	any Non-Tax Claim or a Tax Claim or an Indemnity Claim;
“Company”	4titude Limited (company number 05162469) details of which are set out in Schedule 2;
“Competent Authority”

means any national, state or local governmental authority, any governmental, quasi-governmental, judicial, regulatory, public or administrative agency, authority or body, any court of competent jurisdiction, any Recognised Investment Exchange, the Financial Conduct Authority, the Panel on Takeovers and Mergers, and any local, national, international, federal, European Union or other supranational agency, inspectorate, minister, ministry, official or public or statutory person (whether autonomous or not) acting within their powers and having jurisdiction over this Agreement or any of the parties, the Company or its directors or the Employees;

“Competition Laws”

the national and directly effective legislation of any jurisdiction in which the Company conducts business which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, exclusivity, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers;

“Completion”	the completion of the sale and purchase of the Shares in accordance with this Agreement;
“Completion Accounts”

the balance sheet of the Company as at the Completion Date, prepared in accordance with the provisions of Schedule 7 presented in the form of (and including the line items set out in) the Pro-forma Completion Accounts;

“Completion Accounts Withholding Amount”	means the sum of £200,000.
“Completion Bonuses”	has the meaning given to such term in clause 3.1;
“Completion Date”	the date of this Agreement;
“Completion Payment”

means the sum of £51,095,525 (being the aggregate sum of the amounts set out in clauses 3.1.1, 3.1.2, 3.1.3, 3.1.5, 3.1.6 and 3.1.7), being the payment to be made by the Buyer to the Sellers at Completion (before any adjustment in accordance with clause 3.3 and Schedule 7), less an amount equal to the Retention;

“Confidential Information”

means information which:

(a)         relates to the negotiation of this Agreement or any document referred to in this Agreement;

(b)         relates to the provisions or the subject matter of this Agreement or of any document referred to in this Agreement;

(c)         in the case of a Seller, relates to the Buyer or any member of the Buyer's Group; and

(d)         in the case of a Seller, is confidential information which he has acquired about the Company;

“Consideration”	has the meaning set out in clause 3.1;
“Covenant Claim”	has the meaning given to it in the Tax Schedule;

“Current Assets”	has the meaning given to such term in in paragraph 1.2 of Part 1 of Schedule 7;
“Current Liabilities”	has the meaning given to such term in in paragraph 1.2 of Part 1 of Schedule 7;
“Customer”	any person or entity to whom or which the Company shall at any time during the 12 month period prior to Completion have provided Restricted Business;
“Cyber Security Laws”	means all Applicable Laws concerning or otherwise relating to cyber, network and/or information security applicable to the Company's business;
“Data Protection Legislation”	any data protection and privacy legislation applicable to the Company's business;
“Deed of Variation”	means a deed of variation, in the agreed terms, of the distribution agreement entered into by the Company and Eurofins MWG GmbH on 1 April 2012;
“Disclosed”

fairly disclosed to the Buyer and “fairly” means disclosed with sufficient particularity to enable a reasonable Buyer to identify the nature and scope of the matter disclosed and “Disclose” shall be construed accordingly;

“Disclosed Documents”

the agreed form CD-Rom including copies of those documents (excluding the folder designated “Commercial”) uploaded to the electronic data room hosted and maintained by Shoosmiths Collaborate as at 5 p.m. on the date immediately prior to Completion, as specified in the data room index included in the Disclosure Letter;

“Disclosure Letter”

the letter of the same date as this Agreement in the agreed form from the Sellers to the Buyer and delivered to the Buyer's Solicitors immediately prior to Completion, together with the Disclosed Documents, in relation to the matters that are exceptions to the Warranties;

“Encumbrance”

any interest or equity of any person (including any right to acquire, option, right of pre-emption or conversion or right of first refusal) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention, or any other restriction, security agreement or arrangement, or any agreement to create any of the above;

“Employee”	means an employee, worker, contract worker, part-time employee, temporary employee or home worker of the Company;

“Fundamental Warranties”	the warranties set out in clause 2.1.3 and paragraphs 2.1, 2.2 and 2.4 of Schedule 3 of this Agreement;
“Fundamental Warranty Claim”	a claim by the Buyer against the Sellers for breach of any of the Fundamental Warranties;
“Group”

means at any relevant time, in relation to any undertaking, a "group undertaking" (as defined in section 1161 of the CA2006) of that undertaking and "member of its Group", in relation to any undertaking, means any group undertaking as so defined of that undertaking;

“HMRC”	the meaning given to it in the Tax Schedule;
“Indebtedness”	in relation to the Company: (a) all obligations for borrowed money;
(b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit or banker's acceptances;
(c) all obligations or liabilities of others secured by an encumbrance on any asset of the Company, irrespective of whether such obligation or liability is assumed;

(d)         all obligations under finance leases, hire purchase agreements or to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices);

(e)         any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other person that constitutes Indebtedness under any of sub-paragraphs (a) to (d) (inclusive);  and

(f)          any other items highlighted in blue in the Pro-forma Completion Accounts, but excluding, for the avoidance of doubt, obligations to trade creditors incurred in the ordinary course of business and trade payables incurred in the ordinary course of business;

“Indemnity Claim”	a claim by the Buyer against the Sellers for breach of any of the indemnities in clause 6;
“Insurer”	has the meaning given to such term in the Warranty and Indemnity Insurance Policy;
“Instruction Letter”	has the meaning given to such term in part 1 of Schedule 8;
“Intellectual Property”

all patents, trade and service marks or names whether or not registered or capable of registration, registered designs, design rights, domain names, copyrights, rights in the nature of copyright, database rights, the right to apply for and applications for any of the preceding items, together with the rights in inventions, processes, software, know how, trade or business secrets, confidential information or any process or other similar right or asset capable of protection and in each case analogous rights as may exist anywhere in the world for the full term of the rights concerned together with all reversions, revivals, extensions and renewals of such rights (whether registered or not); all registrations and pending registrations relating to any such rights, the benefit of any pending applications for any such registrations; and all rights of action, powers or benefits belonging or accrued in relation to such rights (including the right to sue for and recover damages for past infringements), in each case as enjoyed, owned, exploited, used, held for use or licensed to the Company;

“IT Systems”	the information and communications technology infrastructure and systems including Software, hardware, firmware and networks which is used in the business of the Company;
“ITEPA”	has the meaning given to it in the Tax Schedule;
“Management Accounts”	each of the unaudited monthly management accounts for the Company for the period from the Accounts Date to 30 June 2017;
“Material Contracts”	all the contracts entered into between the Company and the Material Customers in respect of which there are outstanding rights, obligations or liabilities (contingent otherwise) as at Completion;
“Material Customers”	the Company’s top ten customers by revenue for 2016 as at Disclosed Document 14.1.38;
“Non-Tax Claim”	a claim by the Buyer against the Sellers for breach of any of the Non-Tax Warranties;

“Non-Tax Warranties”	the warranties set out in Schedule 3;
“Personal Data”	has the meaning set out in the Data Protection Act 1998;
“Pro-forma Completion Accounts”	the pro-forma balance sheet of the Company referred to in paragraph 3 of Part 1 of Schedule 7;
“Properties”	means the leasehold properties known as: (i) The North Barn, Surrey Hills Business Park, Damphurst Lane, Wotton, Surrey, RH5 6QT; and (ii) Sickingenstr 26, 10553 Berlin, Germany;
“Property Insurance”	means the title indemnity insurance in respect of the Properties, relating to the gap between the estate road (of which the Properties form part) and the adopted highway;
“R&D Consideration”	has the meaning set out in Schedule 9;
“Recognised Investment Exchange”

has the meaning given in section 285 of the Financial Services and Markets Act 2000, such exchanges including at the date of this Agreement London Stock Exchange plc (including, without limitation, in its capacity as operator and regulator of the Alternative Investment Market and Turquoise Derivatives);

“Related Interest”	has the meaning given to such term in part 1 Schedule 8;
“Release Notice”	has the meaning given to such term in part 1 Schedule 8;
“Relevant Seller Proportion”	the percentage set out opposite the name of the relevant Seller in column (4) Schedule 1;
“Relief”	has the meaning given to it in the Tax Schedule;
“Restricted Business”	the business of the research, design manufacture and marketing of consumables and bench top instrumentation for the life sciences industry;
“Restricted Period”	the period commencing on Completion and ending 18 months from Completion;
“Retention”	means the sum of £325,000 to be credited to the Retention Account by the Buyer on Completion in accordance with clause 4.2.2b), subject to the terms set out in clause 3.4 and Schedule 8;
“Retention Account”	has the meaning given to such term in part 1 of Schedule 8;

“Retention Bank”	has the meaning given to such term in part 1 of Schedule 8;
“Retention Bank Instruction Letter”	has the meaning given to such term in part 1 of Schedule 8;
“Sellers’ Premium Payment”

means an amount payable by the Sellers to the Insurer being equal to half of the total premium payable under the Warranty and Indemnity Insurance Policy (inclusive of legal fees, underwriting fees, any commission and associated taxes), being £89,600;

“Sellers’ Solicitors”	Shoosmiths LLP of Apex Plaza, Forbury Road, Reading, Berkshire, RG1 1SH;
“Sellers’ Solicitor’s Bank Account”	the client account of the Sellers’ Solicitors;
“Senior Employee”

any person who is or was during the period prior to Completion employed by the Company in a senior managerial, sales, marketing, senior customer advisory or senior customer facing capacity or who was a consultant to or a director of the Company or any person who was so employed or retained by the Company in each case whose fees and/or emoluments exceed £60,000 per annum at Completion;

“Shares”	the 10,000 fully paid ordinary shares of £1.00 each in the capital of the Company held by the Sellers;
“Target Cash”	the Sellers' estimate of the Cash of the Company as at the Completion Date, being £1,978,923;
“Target Indebtedness”	the Sellers' estimate of all Indebtedness owing by the Company (including to National Westminster Bank PLC) at the Completion Date, being £396,338;
“Target Working Capital”

the Sellers' estimate of the amount (if any) by which the aggregate value of the Current Assets of the Company exceeds the aggregate value of the Current Liabilities of the Company as at the Completion Date, being £2,084,733;

“Tax”	the meaning given to it in the Tax Schedule;
“Tax Claim”	the meaning given to it in the Tax Schedule;
“Tax Schedule”	the provisions of Schedule 4;
“Tax Warranties”	the warranties set out in part 2 of the Tax Schedule and “Tax Warranty” means any one of them;

“Tax Warranty Claim”	a claim by the Buyer against the Sellers for breach of any of the Tax Warranties;
“Territory”	means the countries in which the Company carries on its operations at the Completion Date;
“Total Premium”	means the aggregate sum total of the Buyer's Premium Payment and the Sellers' Premium Payment, being £179,200;
“Transaction Documents”

means this Agreement and any other document entered into pursuant to or in connection with this Agreement, including (but not limited to) the Disclosure Letter, the Retention Bank Instruction Letter, the Instruction Letter and the Deed of Variation;

“Warranties”	means the Non-Tax Warranties and the Tax Warranties, and “Warranty” means any one of them; and
“Warranty and Indemnity Insurance Policy”	means the warranty and indemnity insurance provided by the Insurer on the date of this Agreement for the benefit and in favour of the Buyer.

1.2In this Agreement, unless otherwise specified, reference to:

1.2.1     a “subsidiary undertaking” is to be construed in accordance with section 1162 of the CA2006 and a “subsidiary” or “holding company” is to be construed in accordance with section 1159 of that Act and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of:

a)          another person (or its nominee), whether by way of security or in connection with the taking of security; or

b)          its nominee;

1.2.2     a person being “connected” with another shall be determined in accordance with sections 1122 and 1123 of CTA 2010 or sections 993 to 994 of the Income Tax Act 2007, as appropriate (except that in construing sections 1122 and 1123 of CTA 2010 “control” has the meaning given by section 1124 or section 450 of CTA 2010 so that there is control whenever section 1124 or 450 requires, and in construing sections 993 to 994 “control” has the meaning given by section 450 of CTA 2010 or section 995 of the Income Tax Act 2007 so that there is control whenever section 450 of CTA 2010 or section 995 of the Income Tax Act 2007 requires);

1.2.3     a document in the “agreed terms” is a reference to that document in the form approved by each party;

1.2.4     “writing” includes any methods of representing words in a permanent legible form (other than writing on an electronic or visual display screen or other transitory form);

1.2.5     any phrase introduced by the terms “including”, “includes”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding or following those terms;

1.2.6     a “party” means a party to this Agreement and includes its permitted assignees (if any) and/or the successors in title to substantially the whole of its undertaking and, in the case of an individual, to his or her estate and personal representatives;

1.2.7     a “person” includes any natural person, individual, company, firm, corporation, partnership, foundation, association, organisation, trust, government, state or agency of a state or any undertaking (in each case whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

1.2.8     the singular includes the plural and vice versa and reference to any gender includes the other genders;

1.2.9     a statute, statutory provision or subordinate legislation (“legislation”) accounting standard or EC Directive shall be construed as referring to such legislation, accounting standard or EC Directive as it is in force as at the date of this Agreement and:

a)          such legislation accounting standard or EC Directive as amended and in force for the time being and to any legislation, accounting standard or EC Directive which (either with or without modification) re-enacts, consolidates, enacts in rewritten form or supersedes any such legislation, accounting standard or EC directive; and

b)          any former legislation, accounting standard or EC Directive which it re-enacts, consolidates or enacts in rewritten form or supersedes, provided that in the case of those matters which fall within clause 1.2.9a), as between the parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation liability or restriction on, or otherwise adversely affect the rights of, any party;

1.2.10   any statute, statutory instrument, regulation, by-law or other requirement of English law and to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, procedure, court, official or any legal concept or doctrine or other expression shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction the English law or term; and

1.2.11   the time of day is reference to time in London, England.

1.3        In this Agreement:

1.3.1     (unless otherwise specified) reference to “clauses”, “paragraphs” or “Schedules” are to clauses and paragraphs of and schedules to this Agreement;

1.3.2     the Schedules form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Schedules;

1.3.3     any agreement, covenant, representation, warranty, undertaking or liability arising under this Agreement on the part of two or more persons shall be deemed to be made or given by such persons severally and the amount of the liability of a Seller for or in respect of any claim made against one or more Sellers under this Agreement shall not exceed an amount which equals his Relevant Seller Proportion; and

1.3.4     the table of contents, the headings and the descriptive notes in brackets relating to provisions of Tax statutes in this Agreement (whether statutes, statutory instruments, orders, enactments, laws, by-laws, directives, regulations or decrees, whether domestic or foreign, providing for or imposing any Tax) are for information only and shall not affect the interpretation of this Agreement.

1.4        In this Agreement, unless otherwise specified any statement qualified by reference to the Sellers’ state of knowledge, belief or awareness shall be deemed to include an additional statement that it has been made after due and careful enquiry of each other, provided that this clause 1.4 shall relate only to the actual awareness of each individual of whom enquiry is made and specifically excludes any imputed or constructive knowledge on the part of any such individual.

1.5        In this Agreement, unless otherwise specified, any reference to any party agreeing to “procure” or “ensure” performance of an action or obligation by any other person shall be interpreted as a primary obligation of that party (the “Obligor”) and not as a guarantee of the other person’s performance or as a secondary obligation of the Obligor.

2           AGREEMENT TO SELL THE SHARES

2.1        Sale of Shares

2.1.1     On the terms of this Agreement and with effect from Completion:

a)          the Sellers shall, as legal and beneficial owners and with full title guarantee, sell; and

b)          the Buyer shall, relying on the warranties and undertakings contained in this Agreement, purchase, the Shares free from all Encumbrances and together with all rights and benefits attaching to them at the date of this Agreement (including the right to receive all dividends, distributions or any return of capital declared, made or paid by the Company on or after the date of this Agreement).

2.1.2     The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously, but completion of the purchase of some of the Shares will not affect the rights of the Buyer in respect of its rights to the other Shares.

2.1.3     Each Seller covenants to the Buyer that:

a)          he is the sole legal and beneficial owner of the Shares set out opposite his name in column (2) of Schedule 1 and he has the right to transfer the legal and beneficial title to such Shares on the terms of this Agreement without the consent of any third party and free from any Encumbrance;

b)          he has full power and authority to enter into and perform this Agreement and each of the documents to be executed by him and delivered pursuant to this Agreement, each of which shall constitute valid and binding obligations on him; and

c)          he is not a minor, bankrupt, insolvent, nor has he either proposed a voluntary arrangement nor made or proposed any arrangement or composition with its creditors (or any class of its creditors), nor is he of unsound mind or under any legal disability; and

d)          the execution and delivery of, and the performance by him of his obligations under this Agreement and each document to be executed by him pursuant to this Agreement (i) does not require the consent of any third party, and (ii) will not result in a breach of or entitle any third party to terminate or avoid any agreement, arrangement, order, judgment or decree of any court or any governmental agency to which it is a party or by which it or any of its assets is bound or from which it benefits.

2.2        Rights of pre-emption

The Sellers hereby unconditionally and irrevocably waive all rights of pre-emption and any other rights or restrictions over any of the Shares conferred either by the articles of association of the Company or in any other way.

3           CONSIDERATION

3.1        The aggregate purchase price for the Shares (the "Consideration") shall be an amount, in cash, equal to the sum of:

3.1.1     £50,000,000;

3.1.2     plus an amount equal to the Target Cash;

3.1.3     less an amount equal to the Target Indebtedness;

3.1.4     plus the amount by which the Actual Working Capital exceeds the Target Working Capital, or minus the amount by which the Actual Working Capital is less than the Target Working Capital;

3.1.5     less an amount equal to the Sellers' Premium Payment;

3.1.6     less an amount equal to the premium payable under the policy relating to the Property Insurance (inclusive of legal fees, underwriting fees, any commission and associated taxes);

3.1.7     less the sums of:

a)          £56,900 in respect of bonuses payable to Valeria Matousova, Katarine Vykrentova and James Bulbeck (which amount, for the avoidance of doubt, includes the bonuses of £50,000 in aggregate payable to Valeria Matousova, Katarine Vykrentova and James Bulbeck and the sum of £6,900 in respect of the employer's national insurance contributions payable by the Company on such bonuses); and

b)          £15,000 in respect of payments payable to David Newman, (in aggregate, the “Completion Bonuses”); and

3.1.8     plus any R&D Consideration payable in accordance with Schedule 9, as adjusted in accordance with clause 3.3 and Schedule 7.

3.2         The Buyer shall pay the Completion Payment to the Sellers in accordance with clause 4.2.2a) on account of the Consideration. Payment by the Buyer of the Completion Payment by electronic funds transfer in the manner specified in clause 4.2.2a) shall constitute a good discharge for the Buyer of its obligations to pay that amount.

3.3         Completion Accounts

The Completion Accounts and the Consideration Statement shall be prepared and the Consideration shall be determined and any adjustment payable as set out in Schedule 7 (Completion Accounts).

3.4         Retention

3.4.1     From Completion:

a)          the Retention shall be held in the Retention Account in accordance with the provisions of Schedule 8 of this Agreement;

b)          any payments from the Retention Account shall be so made in accordance with the provisions of Schedule 8 of this Agreement; and

c)          the Buyer and the Sellers shall promptly take all actions in relation to the Retention Account as are necessary to give effect to the provisions of Schedule 8.

3.4.2     Following agreement, deemed agreement or determination of the Actual Cash, Actual Indebtedness and Actual Working Capital in accordance with the provisions of Schedule 7, the Buyer and the Sellers shall provide the Buyer’s Solicitors and the Sellers' Solicitors with a Release Notice and shall jointly instruct the Buyer’s Solicitors and the Sellers' Solicitors to release from the Retention Account within 14 days after the date on which the Completion Accounts are agreed, deemed determined or determined in accordance with the provisions of Schedule 7 the following amounts:

a)         where:

i            the amount of the Actual Cash as set out in the Consideration Statement is less than the Target Actual Cash; and/or

ii           the amount of the Actual Indebtedness as set out in the Consideration Statement is more than the Target Indebtedness; and/or

iii           the amount of the Actual Working Capital as set out in the Consideration Statement is less than the Target Working Capital,

to the Buyer an amount equal to the corresponding difference (the “Adjustment”) up to a maximum of the Completion Accounts Withholding Amount and,  to the Sellers, the remaining balance (if any) of the Completion Accounts Withholding Amount; and

b)         where:

i            the amount of the Actual Cash as set out in the Consideration Statement is equal to or more than the Target Actual Cash; and/or

ii           the amount of the Actual Indebtedness as set out in the Consideration Statement is equal to or less than the Target Indebtedness; and/or

iii           the amount of the Actual Working Capital as set out in the Consideration Statement is equal to or more than the Target Working Capital, to the Sellers, the Completion Accounts Withholding Amount, in all cases together with any Related Interest attributable to such released amount but less any applicable bank charges.

3.4.3     If the payment of the Adjustment (and the Related Interest attributable to it) is not satisfied in full by a payment from the Retention Account in accordance with clause 3.4.2, the Sellers shall promptly pay, in cash, the balance of the Adjustment to the Buyer’s Solicitors (the charges of such transfer being payable by the Sellers), receipt of which by the Buyer’s Solicitors shall be an effective discharge of the Sellers' obligation to make the relevant payment.

4           COMPLETION

4.1        Completion shall take place on signing of this Agreement at the offices of the Sellers’ Solicitors or at such other place as the parties shall agree.

4.2        On Completion:

4.2.1     the Sellers shall:

a)          direct that the Buyer pays a sum equal to the Retention into the Retention Account;

b)          pay the Sellers' Premium Payment in immediately available funds by electronic transfer to the Buyer’s Solicitors in accordance with clause 19.1 (Payments) and direct that the Buyer pays a sum equal to the Sellers' Premium Payment to the Insurer in the manner specified in clause 4.3; and

c)          perform the Sellers’ obligations set out in Schedule 6;

4.2.2     the Buyer shall:

a)          pay the Completion Payment in immediately available funds by electronic transfer to the Buyer’s Solicitors in accordance with clause 19.1 (Payments);

b)          at the direction of the Sellers pay a sum equal to the Retention into the Retention Account by electronic means;

c)          procure and cause the repayment by the Company of the Target Indebtedness;  and

d)          provide the Sellers with a duly executed Instruction Letter;

4.2.3     the Buyer and the Sellers shall jointly deliver to the Sellers' Solicitors and the Buyer's Solicitors a duly executed Instruction Letter, signed by the Buyer and each Seller; and

4.2.4     the Buyer's Solicitors and the Sellers' Solicitors shall jointly deliver the Retention Bank Instruction Letter to the Retention Bank.

4.3        As soon as practicable following Completion and in accordance with the terms of the Warranty and Indemnity Insurance Policy, the Buyer shall pay the Total Premium to the Insurer in the following manner:

4.3.1     at the direction of the Sellers, pay a sum equal to the Sellers' Premium Payment to the Insurer; and

4.3.2     pay a sum equal to the Buyer's Premium Payment to the Insurer.

4.4Following Completion, the Buyer shall procure and cause the payment by the Company of:

4.4.1     the Completion Bonuses identified in clause 3.1.7a) through the Company's PAYE system, on such employees' salary payment date; and

4.4.2     the Completion Bonus identified in clause 3.1.7b) in accordance with the payment terms set out in David Newman's invoice.

4.5        The Sellers shall use their best endeavours to procure the delivery of a fully executed and dated original of the Deed of Variation to the Buyer within 10 Business Days of the Completion Date.

5           WARRANTIES

5.1        The Sellers hereby warrant to the Buyer in the terms set out in Schedule 3 and in part 2 of Schedule 4 as at the date of this Agreement save as, and to the extent, Disclosed.

5.2        Each of the Warranties is separate and independent and shall not be limited by reference to any other paragraph of Schedule 3 or Schedule 4 or anything else in this Agreement (save as expressly provided to the contrary in Schedule 5 or paragraph 3 of the Tax Schedule).

5.3        The liability of the Sellers under the Warranties shall be limited in accordance with Schedule 5.

5.4        If any Claim or claim under any other provision of this Agreement is made, save in the event of fraud (excluding fraud of any of the Sellers), the Sellers shall not make any claim against the Company or any director or employee of the Company on whom he may have relied before agreeing to any provisions of this Agreement or authorising any statement in the Disclosure Letter.

5.5        Payments made by the Sellers to the Buyer in connection with this Agreement shall so far as possible be treated by the parties as a reduction in the consideration for the Shares.

5.6        All sums payable by the Sellers under this Agreement shall be paid free of all deductions or withholdings unless the deduction or withholding is required by law, in which event the Sellers shall pay such additional amount as shall be required to ensure that the net amount received by the Buyer will equal the sum which would have been received by it had no deduction or withholding been required to be made.

5.7       The provisions of the part 1 of the Tax Schedule shall apply with effect from Completion.

6           INDEMNITIES

6.1        The Sellers shall severally indemnify and keep indemnified the Buyer against and covenant to pay to the Buyer an amount equal to the losses (which, for the purposes of this clause, shall mean all claims, damages, losses, damage to reputation, loss of profit, costs (including costs of enforcement), fines, expenses and/or liabilities) which the Buyer, the Company or its officers, directors and employees (together the "Indemnitees") incur or suffer arising out of or directly or indirectly in connection with:

6.1.1     any claim in relation to the actual or alleged infringement of the patents owned by Dr Razavi, relating to the sale of 4ti-0565, 4ti-0566 and 4ti-0519 products; and

6.1.2     any infringement by the Company of Article 101 of the Treaty on the Functioning of the European Union and/or Chapter I of the UK's Competition Act 1998 and/or any other Competition Law directly or indirectly relating to:

a)          the distribution agreement entered into by the Company and Eurofins MWG GmbH on 1 April 2012; and/or

b)          (save as contained in the Disclosed Documents) any other contract or arrangement or provision or exchange of information made prior to Completion (an “Infringing Contract”),

which gives rise to:

i            fines or other penalties being levied against any of the Indemnitees by any regulatory authority; and/or

ii            third party (including customer, competitor and supplier) claims (or actions, proceedings or demands) being made against any of the Indemnitees resulting from any investigation or proceedings by any regulatory authority or any private action brought by any third party.

6.2        If any Infringing Contracts are identified by the Buyer or the Sellers following Completion:

6.2.1     the Buyer will use reasonable endeavours to enter into deeds of variation in respect of such Infringing Contracts to remove any provisions that:

a)          infringe Article 101 of the Treaty on the Functioning of the European Union and/or Chapter I of the UK's Competition Act 1998 and/or any other Competition Law; and/or

b)          may give rise to a claim against the Sellers under clause 6.1.2, (the “Infringing Provisions”); and

6.2.2     the Sellers will covenant to pay to the Buyer an amount equal to the costs which the Buyer or the Company may properly incur directly in connection with the variation of the Infringing Provisions.

6.3        Any payment made by the Sellers in respect of an Indemnity Claim shall include an amount in respect of all costs and expenses properly incurred by the Indemnitees in bringing the relevant Indemnity Claim.

6.4        Notwithstanding any other provision of this agreement, the liability of the Sellers in respect of Indemnity Claims will be limited in accordance with the provisions of Schedule 5.

7           PROTECTION OF GOODWILL

7.1        Each of the Sellers severally undertakes to the Buyer that (except as otherwise agreed in writing with the Buyer) he will not, either solely or jointly with any other person (either on its own account or as agent of any other person) for a period of 18 months following Completion, directly or indirectly carry on or be engaged, concerned or interested in (except as the holder of shares in a company whose shares are listed on a Recognised Investment Exchange or overseas investment exchange (as such term is defined in section 313 of the Financial Services and Markets Act 2000) which confer not more than 1% of the votes which could normally be cast at a general meeting of that company) any business or dealing which competes with any part of the Restricted Business within the Territory, except that each of Paul Day and Peter Collins shall be permitted to continue to retain their interest in Société Bio-Technofix

(a company incorporated in France) provided such interest confers on them no management or board control.

7.2        Without prejudice to clause 7.1 each Seller severally undertakes to the Buyer that (except as otherwise agreed in writing with the Buyer) he will not either solely or jointly with any other person (either on its own account or as agent of any other person):

7.2.1     during the Restricted Period solicit or entice, endeavour to solicitor or entice away from the Company or encourage to terminate his employment with the Company (whether or not such termination would be a breach of his contract of employment) any Senior Employee;

7.2.2     during the Restricted Period canvass or solicit or approach, or seek to entice away the custom of any Customer for the purposes of providing Restricted Business within the Territory;

7.2.3     during the Restricted Period seek or accept orders for the provision of Restricted Business within the Territory in respect of any Customer; or

7.2.4     save in the circumstances referred to in clause 8, at any time disclose to any other person any information which is secret or confidential to the business or affairs of the Company for so long as that information remains secret or confidential.

7.3        The Sellers agree that the undertakings contained in this clause 7 are reasonable and are entered into for the purpose of protecting the goodwill of the Restricted Business.

7.4        Each undertaking contained in this clause 7 is and shall be construed as separate and severable and if one or more of the undertakings is held to be against the public interest or unlawful or unenforceable in whole or in part for any reason the remaining undertakings or parts thereof, as appropriate, shall continue to bind the Sellers.

8           CONFIDENTIAL INFORMATION

8.1        Each Seller severally agrees that he shall not use or disclose to any person Confidential Information.

8.2        Clause 8.1 does not apply to:

8.2.1disclosure of Confidential Information to or at the written request of the Buyer or any member of its Group;

8.2.2use or disclosure of Confidential Information required to be disclosed by any Applicable Law in any jurisdiction or by a Competent Authority wherever situated;

8.2.3disclosure of Confidential Information to professional advisers for the purpose of advising the Sellers; or

8.2.4Confidential Information which the relevant Seller can evidence is in the public domain other than by a breach by that Seller of clause 8.1.

9           ANNOUNCEMENTS

No party shall disclose the making of this Agreement or its terms nor any other agreement referred to in this Agreement and each party shall procure that each of its connected persons and its professional advisers shall not make any such disclosure without the prior consent of the other party, unless disclosure is to its professional advisers or required by any Applicable Law in any jurisdiction or by a Competent Authority wherever situated.

10         COSTS

Each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Shares.

11         EFFECT OF COMPLETION

The terms of this Agreement (insofar as not performed at Completion and subject as specifically otherwise provided in this Agreement) shall, so far as they are capable of being performed or observed, continue in force after and notwithstanding Completion.

12         FURTHER ASSURANCE

After Completion, each Seller shall, at its own cost, execute such documents, take such steps and use all reasonable endeavours to procure that all relevant third parties execute such documents and take such steps, as the Buyer may reasonably require from time to time to vest the full title to the Shares in the Buyer.

13         ENTIRE AGREEMENT

13.1     The Transaction Documents set out the entire agreement and understanding between the parties and supersede and extinguish all prior agreements, understandings or arrangements (whether oral or written) in respect of their subject matter.

13.2      Each party irrevocably and unconditionally acknowledges and agrees that it has entered into the Transaction Documents in reliance only upon the warranties and terms specifically contained in this Agreement. Each party agrees that its only remedy in respect of any warranty or term in this Agreement shall be for breach of contract and the Sellers shall have no liability in respect of any other warranty or promise made prior to the date of this Agreement, unless it was made dishonestly or fraudulently.

13.3      With effect from Completion, each Seller irrevocably and unconditionally acknowledges and agrees with each of the other Sellers that the shareholders' agreement between them dated 22 July 2015 (the “Shareholders' Agreement”) shall immediately terminate and cease to have any effect. Each Seller hereby unconditionally and irrevocably releases and discharges each of the other Sellers from all obligations and liabilities of whatever nature, whenever arising, under, by reason of, or resulting from the Shareholders' Agreement.  None of the Sellers shall be entitled to exercise (and each Seller waives) any rights to make any claim against any of the other Sellers under, by reason of, or resulting from the Shareholders' Agreement or its termination.

14         VARIATIONS

No purported variation of this Agreement shall be effective unless it is in writing, in the English language and duly executed and unconditionally and irrevocably delivered by or on behalf of each of the Sellers and the Buyer.

15         WAIVER

15.1      A waiver of any term, provision or condition of, or consent granted under, this Agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

15.2      No failure or delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.3      No breach of any provision of this Agreement shall be waived or discharged except with the express written consent of the Sellers and the Buyer.

15.4      The rights and remedies provided in this Agreement are cumulative with and not exclusive of any rights or remedies provided by law.

16         INVALIDITY

Each provision of this Agreement is severable and distinct from the others. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

16.1.1   the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

16.1.2   the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision, shall not be affected or impaired in any way.

17         NOTICES

17.1      Any notices, demands, legal proceedings, or other communications (“Notices” and each a “Notice”) given or made under or in connection with the matters contemplated by this Agreement shall be in writing and shall be delivered personally, by prepaid first class post (registered air mail if posted to or from a place outside the United Kingdom) or by email:

In the case of the Buyer to:

Address:            the address set out on page 1 of the Agreement

Email:                Jason.Joseph@brooks.com

Attention:          Jason Joseph

In the case of the Sellers to:

Paul Day

Address:           the address set out opposite such Sellers' name, in column (1) of Schedule 1

Email:                paulfday@aol.com

Peter Collins

Address:           as above

Email:                pac110@icloud.com

Thomas Lernbecher

Address:            as above

Email:                ursandthomas@gmx.co.uk

Axel Moehrle

Address:            as above

Email:                axel.moehrle@gmx.de

17.2      Any Notice shall be deemed to have been duly given or made as follows:

17.2.1   if personally delivered, at the time of delivery;

17.2.2   if sent by first class post, two Business Days after the date of posting;

17.2.3   if sent by registered air mail, four Business Days after the date of posting; and

17.2.4   if sent by email, at the time of transmission,

provided that if, in accordance with the above provisions, any Notice would otherwise be deemed to be given or made before 9.00am on a Business Day such Notice shall be deemed to be given or made at 9.00am on that day and if deemed to be given or made after 5.00pm on a Business Day or at any time on a day that is not a Business Day such Notice shall be deemed to be given or made at 9.00am on the next Business Day.

17.3      A party may notify the other party to this Agreement of a change to its name, relevant addressee, address or email address for the purposes of clause 17.1 by a Notice provided that such change shall only be effective on:

17.3.1   the date specified in the Notice as the date on which the change is to take place; or

17.3.2   if no date is specified or the date specified is less than five Business Days after the date on which Notice is given (or is deemed to have been given in accordance with clause 17.2), the date falling five Business Days after notice of any such change has been given (or is deemed to have been given in accordance with clause 17.2).

18         COUNTERPARTS

This Agreement may be executed in any number of counterparts which together shall constitute one agreement. Any party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by all parties.

19         MISCELLANEOUS

19.1      Payments

Save as expressly provided to the contrary in this Agreement, any payment to be made pursuant to this Agreement shall be made:

19.1.1   in the case of any such payment by the Buyer to the Sellers, by electronic transfer to the Sellers’ Solicitors’ Bank Account;

19.1.2   in the case of any such payment by a Seller to the Buyer, by electronic transfer to an account in the name of the Buyer, details of which shall be notified to the Sellers at least 5 Business Days prior to the relevant payment date; or

19.1.3   in the case of payment of the Retention, in accordance with provisions of clause 4.2.2 b) i) and Schedule 8.

19.2      Time of the essence

Time shall be of the essence of this Agreement, as regards both the dates and periods mentioned and as to any dates and periods that may by agreement between the parties be substituted for any of them.

19.3      Assignment

19.3.1   This Agreement and any right, power, remedy, obligation, liability or provision hereunder shall be binding on and enure for the benefit of the successors in title of the parties but shall not be assignable by any party (and any such purported assignment shall be void) without the prior written consent of the other (such consent not to be unreasonably withheld or delayed), save that no such consent will be required by the Buyer to assign, transfer, charge or otherwise deal with its rights or obligations under this Agreement nor grant, declare, create or dispose of its right or interest in this Agreement to any other member of its Group after Completion, provided that if such assignee ceases to be a member of the Buyer’s Group, the Buyer will procure that all the benefits relating to this Agreement that have been assigned to such assignee are re-assigned to the Buyer immediately before such cessation.

19.3.2   In addition, no party to this Agreement may hold the benefit of this Agreement or any right, power, remedy, obligation, liability or provision hereunder on trust for any third party or parties without the prior written consent of the other parties (and any such purported trust shall be void).

19.4      Interest

If either the Buyer or any of the Sellers default in the payment when due of any sum payable under this Agreement (whether determined by agreement or pursuant to an order of a court or otherwise), the liability of the relevant party shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgement) at a rate per annum of 4% above the base rate from time to time of the Royal Bank of England. Such interest shall accrue from day to day and be compounded quarterly.

19.5      Post completion matters

19.5.1   Each Seller declares that for as long as he remains the registered holder of the Shares after Completion he will:

a)          not exercise any of his rights as a member of the Company or, save for the Buyer (and the Buyer's appointee), appoint any other person to exercise such rights;

b)          hold the Shares and the dividends and any other moneys paid or distributed in respect of them after Completion and all rights arising out of or in connection with them in trust for the Buyer; and

c)          deal with the Shares and all such dividends, distributions and rights as the Buyer may direct for the period between Completion and the day on which the Buyer is entered in the register of members of the Company as the holder of the Shares.

19.5.2   To secure the Buyer's interests under this Agreement, each Seller irrevocably appoints the Buyer from Completion as his attorney, pending the Buyer's registration as a member of the Company, with the power on that Seller's behalf to exercise any and all rights, privileges or duties attaching to the Shares, including receiving notices of and attending and voting at all meetings of the members of the Company.

19.5.3   For the purposes of clause 19.5.2 each Seller authorises:

a)          the Company to send any notices in respect of his shareholdings to the Buyer; and

b)          the Buyer to complete and return proxy cards, consents to short notice and any other documents otherwise required to be signed by that Seller as a member of the Company.

19.6      Exclusivity Letter

This Agreement supersedes the agreement in the exclusivity letter between the Buyer's parent, Brooks Automation, Inc., and the Sellers dated 2 August 2017 (as such agreement was amended on 13 September 2017) and such agreement (as amended) is hereby terminated.

19.7      Third Parties

19.7.1   The parties agree that (save as set out in this clause 19.7.1 and where may be expressly stated otherwise in this Agreement) for the purposes of the Contracts (Rights of Third Parties) Act 1999 they do not intend any person other than a party to this Agreement to be able to enforce any term of this Agreement.

19.7.2   Clauses 6 to 8 of this Agreement confer on the third parties expressly identified therein rights which are respectively directly enforceable by them subject to and in accordance with the terms of this Agreement.

20         GOVERNING LAW AND JURISDICTION

20.1      This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement or its formation) shall be governed by and construed in accordance with English law.

20.2      Each of the parties to this Agreement irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this Agreement (respectively, “Proceedings” and “Disputes”) and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England and Wales.

20.3      Each party irrevocably waives any objection which it might at any time have to the courts of England and Wales being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England and Wales are not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgement in any Proceedings or Disputes brought in any court referred to in this clause 20 shall be conclusive and binding upon the parties and may be enforced in the courts of any other jurisdiction.

20.4      Each party irrevocably consents to any process in any legal action or proceedings arising out of or in connection with this Agreement being served on it in accordance with the provisions of this Agreement relating to service of Notices. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

IN WITNESS of which this document has been duly executed as a deed and delivered on the date stated at the beginning of this document.

SCHEDULE 3
WARRANTIES

1           INFORMATION

The facts set out in Schedule 2 are true and accurate in all respects.

2           THE SHARES AND THE COMPANY

2.1       The Shares

2.1.1     The Shares comprise the whole of the allotted and/or issued share capital of the Company and all of such Shares are fully paid or credited as fully paid.

2.1.2     Save only as provided in this Agreement, there are no agreements or arrangements in force which call for the present or future creation, allotment, issue, transfer, redemption or repayment of, or grant to any person the right (whether exercisable now or in the future and whether conditional or not) to call for the creation, allotment, issue, transfer, redemption or repayment of, any share or loan capital of the Company (including by way of option or under any right of conversion or pre-emption), and no claim has been made by any person to be entitled to any right referred to in this paragraph 2.1.2 or the right to have an Encumbrance on the Shares created in his favour.

2.1.3     The Company has not at any time:

a)          reduced its share capital or passed any resolutions authorising any such reduction;

b)          redeemed any share capital;

c)          purchased any of its shares;

d)          forfeited any of its shares;

e)          provided any financial assistance as defined in section 152(1) of the Companies Act 1985 or section 677 of the CA2006 (in either case to the extent applicable to the assistance given by the Company) directly or indirectly for the purpose of acquiring its own shares or those of any of its holding companies or reducing or discharging any liability so incurred; or

f)          redeemed or purchased or agreed to redeem or purchase any of its share capital or passed any resolutions authorising any such redemption or purchase or entered into or agreed to enter into any contract relating to shares in the Company that does not amount to a contract to purchase the shares but under which the Company may (subject to any conditions) become entitled or obliged to purchase those shares or passed any resolutions approving any such contract or made any capitalisation of reserves.

2.1.4     There is no share option scheme or other agreement or arrangement which obliges the Company to issue shares or to buy back or redeem any issued shares.

2.1.5     No share in the capital of the Company has been issued for a consideration other than cash.

2.1.6     No share in the capital of the Company has been issued or transferred except in accordance with its articles of association (and, if the share was issued or transferred before 1 October 2009, its memorandum of association).

2.2        Subsidiaries

The Company does not have any subsidiaries or subsidiary undertakings.

2.3        Constitution

2.3.1     The copy of the articles of association of the Company set out in the Disclosed Documents is true and complete.

2.3.2     The statutory books (excluding minute books and accounting records) of the Company are up-to-date and contain in all material respects an accurate record of the matters which should be dealt with in them and no written notice or allegation that any of them is incorrect or should be rectified has been received by the Company. The register of members of the Company contains an accurate record of the members of the Company.

2.3.3     So far as the Sellers are aware, all returns, resolutions and other documents required under the CA2006 to be delivered on behalf of the Company to the Registrar of Companies have been properly prepared in all material respects and delivered and no fines or penalties are outstanding.

2.3.4     Save as Disclosed, the Company has no assets outside the United Kingdom nor does it have a branch, agency or place of business or any permanent establishment (as that expression is defined in the relevant double taxation relief orders) outside the United Kingdom.

2.3.5     The Company has not received any notice of any application nor is any Seller aware of any intended application for the rectification of its register of members or its PSC register.

2.4        Solvency

2.4.1     No order has been made and no resolution has been passed for the winding up of the Company and no petition has been presented to the Company and no meeting has been convened for the purpose of winding up the Company.

2.4.2     No administration order has been made and no petition for such an order has been presented to the Company in respect of the Company.

2.4.3     No administrative receiver or administrator has been appointed in respect of the Company.

2.4.4     The Company has not admitted itself to be insolvent or unable to pay its debts (or deemed to be unable to do so within the meaning of section 123 Insolvency Act 1986).

2.4.5     No voluntary arrangement under section 1 Insolvency Act 1986 in respect of the Company or other compromise or arrangement for the benefit of all of the Company’s creditors generally has been proposed or agreed.

2.4.6     The Company has not suspended or ceased, or threatened to suspend or cease, to carry on all or a material part of its business.

3           THE ACCOUNTS AND THE MANAGEMENT ACCOUNTS

3.1        The Accounts

3.1.1The Accounts have been prepared in accordance with accounting principles generally accepted in the United Kingdom and comply in all material respects with the requirements of the CA2006.

3.1.2The Accounts have been prepared on a basis consistent with the accounts of the Company in respect of the three financial years prior to the Accounts Date.

3.1.3The Accounts give a true and accurate view of the assets and liabilities of the Company as at the Accounts Date.

3.2        Management Accounts

Having regard to the purpose for which the Management Accounts have been prepared, so far as the Sellers are aware, the Management Accounts are not misleading in any material respect and do not materially overstate the value of the assets nor materially understate the liabilities and do not materially overstate the profits nor materially understate the losses of the Company as at the date, and in respect of the period, to which they relate.

3.3        Accounting records

All the accounts, books and ledgers and financial and other records of the Company (including all invoices) have been properly kept (in accordance with the requirements of the Companies Act 1985 and the CA2006) and are within the Company's possession and control and all material transactions relating to its business have been duly and correctly recorded in them.

3.4        Stock

3.4.1     All aged, obsolete or slow moving stock has been written off and no provision for obsolescence is required.

3.4.2     The value of manufactured items and work-in-progress calculated on a standard cost basis does not materially differ to historical cost.

4           BUSINESS SINCE THE ACCOUNTS DATE

4.1        Since the Accounts Date:

4.1.1     the Company has carried on its business in the ordinary and usual course;

4.1.2     except as Disclosed, the Company has not borrowed or raised any money or taken any financial facility;

4.1.3     other than as reflected in the Management Accounts, the Company has not entered into, or agreed to enter into, any capital commitment nor has it disposed of or realised any capital assets;

4.1.4     the Company has not assumed or agreed to assume or incur any actual or contingent liabilities other than as reflected in the Management Accounts or in the ordinary course of business;

4.1.5     no share or loan capital has been allotted, issued, redeemed, purchased or repaid or agreed to be allotted, issued redeemed, purchased or repaid by the Company; and

4.1.6     no dividend or other distribution has been declared, made or paid in respect of any share capital of the Company.

5           FINANCIAL ARRANGEMENTS

5.1        Borrowings

5.1.1     Other than as Disclosed in the Accounts or the Management Accounts, the Company has no borrowings, and has not agreed to create any borrowings, from its bankers or any other source, except for trade credit arising in the ordinary course of business.

5.1.2     The Company has no bank overdraft facilities, acceptance credits or other financial facilities outstanding or available to it.

5.2        Sureties

No person apart has given any Guarantee of or security for any overdraft, loan or loan facility granted to the Company.

5.3        Grants

5.3.1     Except as Disclosed, during the period of six years ending on the date of this Agreement, the Company has not applied for nor received any material grant or allowance from any authority or agency.

5.3.2     The conditions of the grant of £144,475.00 made by The Technology Strategy Board (also known as Innovate UK) to the Company on 21 March 2016 under its "Eureka Eurostars 2 [CALL4]" programme have been fulfilled and, so far as the Sellers are aware, there are no facts, matters or circumstances in existence which would result in a clawback of any elements of such grant.

5.4        Debts

The Company is not owed any sums other than debts incurred in the ordinary course of trading.

6           LIABILITIES AND COMMITMENTS

6.1        Material Customers and Material Contracts

6.1.1     The Disclosure Letter contains accurate details of the Material Customers.

6.1.2     The Disclosed Documents contain copies of the Material Contracts which are complete and accurate in all material respects.

6.1.3     The Material Contracts comprise the Company’s contracts with its Material Customers.

6.1.4     So far as the Sellers are aware, neither the Company nor any other party to a Material Contract is in material default under any such Material Contract.

6.1.5     No written notice avoiding, rescinding or terminating, or purporting to avoid, rescind or terminate any Material Contract has been received or given by the Company nor, So far as the Sellers are aware, has any party to a Material Contract threatened to give such notice.

6.1.6     So far as the Sellers are aware, the Company is not a party to any material contracts or arrangements that:

a)         contain provisions that prevent a party from competing with the business of the other party to the contract in a specified jurisdiction or market and that materially restricts the freedom of the Company from carrying on the business of the Company;

b)         (other than service agreements) in which any of the directors of the Company is directly or indirectly interested;

c)         are not on arm’s length terms;

d)         contain (in the Sellers’ reasonable opinion) any onerous or unusual terms;

e)         which were entered into otherwise than in the ordinary and usual course of business and otherwise than on the Company's standard terms of business;

f)          involve discounts, rebates and other special terms;

g)         (other than as contained in the Disclosed Documents) cannot be terminated without compensation on 60 days' notice (or less);

h)         restrict the trading activities of the Company in any way in any jurisdiction (whether intended to be legally binding or not); or

i)          which the Company needs to remain in force in order that it can carry on its business in substantially the same manner as it is carried on at the date of this Agreement, but will terminate or can be terminated by another party in the 12 month period following Completion.

6.1.7     The Company is not in breach of any exclusivity arrangements granted to any of its distributors.

6.1.8     There is no agreement or arrangement whether or not in writing to which the Company is a party which, on the execution of this Agreement or on Completion or as a result of the performance of this agreement will or may result in:

a)          any third party being relieved of any obligation or becoming entitled to exercise any right (including a right of termination or any right of pre-emption or other option); or

b)          the Company being in default under any agreement or arrangement or losing any benefit, right or licence which it currently enjoys.

6.1.9     So far as the Sellers are aware, the Company has not assigned or sublet any of its rights nor is it in default under any agreement or arrangement to which it is a party and there are no circumstances likely to give rise to any such default, and no other party to any such agreement or arrangement is in default under it and there are no circumstances expected to give rise to any such default.

6.1.10   There are no oral agreements which, if they had been reduced to writing, would be of a kind which the Sellers warrant to have been listed in or attached (in copy form) to the Disclosure Letter, save where complete details of such agreements are Disclosed in the Disclosure Letter.

6.2        Litigation

6.2.1     The Company is not involved in any civil, criminal, arbitration proceedings, or enquiry save in respect of the collection of debts in the ordinary course of business and, so far as the Sellers are aware, no such proceedings are pending, threatened, or anticipated by or against the Company.

6.2.2     The Sellers are not aware that any products supplied provided by it which are defective or have or may have caused or contributed to any personal injury or material damage to property and there is no dispute between the Company and any of its customers, licensees or clients.

7           INSURANCES

7.1       The schedule of insurances set out in the Disclosed Documents contains details of the material insurance policies of the Company or in which the Company has an interest and the Company has paid all premiums due on such insurance policies.

7.2        No claim is outstanding or is likely to be made under any of the insurance policies referred to in paragraph 7.1.

8           ASSETS

8.1        All assets material to the business of the Company:

8.1.1     are legally and beneficially owned by the Company free from any mortgage, charge, lien or other encumbrance; and

8.1.2     are not held subject to any agreement for lease, hire, hire purchase or sale on conditional or deferred terms.

8.2        In respect of any of the items referred to in paragraph 8.1.1 which are held under any agreement for lease, hire, hire purchase or sale on conditional or deferred terms, So far as the Sellers are aware, there has been no material default by the Company in the performance of any of the material provisions of such agreements.

8.3        There are no assets not owned or leased by the Company which it requires in order to carry on its business in the manner, extent and places it has been carried on in the two years preceding the date of this Agreement.

9           INTELLECTUAL PROPERTY

9.1        The Disclosed Documents contain accurate details of all material registered and unregistered Intellectual Property, including know how and domain names, owned by the Company ("Owned Intellectual Property") or any Intellectual Property owned by a third party and licensed to, or exploited by, the Company "Licensed-In Intellectual Property").

9.2        Owned Intellectual Property

9.2.1     The Owned Intellectual Property is solely owned by the Company free from all Encumbrances, licences or any other agreement restricting its use by the Company (including any delimitation or co-existence agreement or agreement limiting use by territory, field, persons or as to time).

9.2.2     To the extent that any rights in the Owned Intellectual Property are registrable, the same are registered or the subject of an application for registration in the name of the Company as sole owner. All application, publication, registration, renewal and other official fees relating to such registrations or applications have been duly paid by the Company by the due dates for payment.

9.2.3     So far as the Sellers are aware, the Owned Intellectual Property is valid and enforceable and nothing has been done, omitted to be done or permitted whereby any of it has ceased or might cease to be valid and enforceable.

9.2.4     All contributors involved in, and other persons who have provided services to the Company relating to, the creation or development of any Owned Intellectual Property have executed appropriate valid and enforceable agreements with the Company by which all Intellectual Property in their work vests solely in the Company or, in the case of contributors who at all material times were and/or are employees of the Company, all their work in relation to the Owned Intellectual Property has been carried out in the normal course of their employment duties and in the United Kingdom.

9.3        Licensed-In Intellectual Property

9.3.1     Complete and accurate copies of all agreements in relation to Licensed-In Intellectual Property (the "Intellectual Property Agreements") have been Disclosed.

9.3.2     The Intellectual Property Agreements are valid and binding and none of them will be breached, lost, terminated, rendered liable to any right of termination or assignment or their terms amended by virtue of the execution of this Agreement or the transaction effected by the Transaction Documents.

9.3.3     So far as the Sellers are aware, no party to an Intellectual Property Agreement is in breach of its terms and no allegation, notification or application has been made or dispute or claim has arisen in relation to any Intellectual Property Agreement, nor are the Sellers aware of any facts or circumstances which might give rise to any such allegation, notification, application, dispute or claim.

9.3.4     There are no royalties, licence fees, other fees or consideration (including non-monetary consideration) payable by the Company in connection with the Licensed-In Intellectual Property, save as Disclosed.

9.4        Infringements and claims

9.4.1     So far as the Sellers are aware, the conduct of the Company’s business as now conducted and in the six years before the date of this Agreement does not infringe or misappropriate and has not infringed or misappropriated the rights of any third party in relation to any Intellectual Property.

9.4.2     No third party has outstanding any claim or allegation against the Company based on any infringement or misappropriation of such third party’s Intellectual Property, nor have there been in the six years before the date of this Agreement any such claims or allegations, save as Disclosed, and the Sellers are not aware of any facts or circumstances which could give rise to any such claims or allegations.

9.4.3     So far as the Sellers are aware, none of the Company's Intellectual Property is being infringed by any third party. There have not, in the six years before the date of this Agreement, been any claims by the Company against any third parties alleging infringement or misappropriation of the Company's Intellectual Property.

9.4.4     So far as the Sellers are aware, there have not, in the six years before the date of this Agreement, been any claims or applications for invalidity, revocation, opposition, compensation or otherwise in respect of the Company's Intellectual Property and the Sellers are not aware of any facts or circumstances which could give rise to such claims or applications.

9.5       The Company's Intellectual Property comprises all of the Intellectual Property which is necessary or desirable for the Company to carry on the business and deal with the assets of the Company in the manner and places it has been carried on up to the date of this Agreement.

9.6        None of the Company's Intellectual Property will be restricted as to its exploitation, or will be lost, terminated or rendered liable to a right of termination, assignment or licence to a third party, by virtue of the execution of this Agreement or the transaction effected by the Transaction Documents.

9.7        To the extent that information of a confidential nature (including know how, trade secrets and customer lists) is or has been used or exploited by the Company, such information has been kept confidential (except for any of it which has come into the public domain lawfully and not through a breach of confidence) and has not been disclosed to any third party, except under the terms of a written, binding confidentiality agreement.

10         INFORMATION TECHNOLOGY

10.1      The Disclosed Documents contain accurate details of all material IT Systems.

10.2      The IT Systems are owned by the Company or licensed, leased or supplied to the Company under one or more valid and binding contracts or arrangements and the Company has the right to use the IT Systems and the right of the Company to use the IT Systems will not be affected by the execution of this Agreement or the transaction effected by the Transaction Documents.

10.3      The IT Systems are reasonably sufficient for the requirements of the Company to operate its business as it is operated as at the date of this Agreement.

10.4      The IT Systems have not been affected by any defects or faults where such defects or faults have resulted in a material interruption to the business of the Company at any time during the 12 months prior to the date of this Agreement.

10.5      So far as the Sellers are aware, the Company has fully complied at all times and as at Completion fully complies with Cyber Security Laws.

11         EMPLOYEES

11.1      Particulars of employees

11.1.1   The particulars shown in the schedule of employees set out in the Disclosed Documents includes full and accurate particulars of each Employee's full name, job title, date of commencement of employment, age, notice period, job location, standard hours of work, salary and other remuneration (including bonus and commission and other incentive payments) and particulars of confidentiality obligations, other directorships and business interests held, other benefits including cars, mobile phones and private health insurance, and all other terms and conditions of employment or appointment including any terms and conditions contained in any employee handbook or manual.

11.1.2   No Employee has given or received notice terminating his employment and and no Employee will be entitled as a result of the entering into of this Agreement to give notice of termination or claim for any payment or benefit or treat himself as being released from any obligation.

11.1.3   No person who would, if appointed or employed as at the date of this Agreement be an Employee, has been appointed or offered employment or engagement by the Company.

11.1.4   All Employees are employed on or engaged under terms and conditions not materially different from the terms and conditions set out in the Disclosed Documents.

11.1.5   No Employee:

a)          is on sick leave which (as the date of this Agreement) has continued for more than 14 consecutive days;

b)          is on maternity, paternity, parental or adoption leave;

c)          is on a fixed term contract; or

d)          either has made an application to work flexibly or is so doing.

11.1.6   No Employee has any accrued rights to holiday pay or pay in lieu of holidays which have not been provided for in full in the Management Accounts.

11.1.7   The Company has not entered into any agreement, given any assurance (whether legally binding or not) or created any expectation regarding any future variation in any contract of employment or consultancy agreement or any other agreement imposing an obligation on the Company or that it will increase the basis or rates of remuneration or payment or the provision of other benefits to or on behalf of any of its Employees at any future date.

11.2      Terms and conditions of contractors and consultants

The Disclosed Documents contain details of all material terms and conditions of engagement of every contractor and consultant to the Company.

11.3      Service contracts

There is not now outstanding any service contract between the Company and any of its directors or Employees or contractors or consultants which is not terminable by the Company without compensation (other than statutory compensation) on three months’ notice or less given at any time.

11.4      Agency workers

The Company is not a party to any agency agreement or arrangement other than agreements in relation to the supply of agency workers. Particulars of all agreements entered into with employment agencies or employment businesses and details of all agency workers currently engaged by or working for the Company are set out in the Disclosed Documents.

11.5      Employee Incentive Arrangements

Except as Disclosed, within the 18 months immediately preceding the date of this Agreement, the Company has not operated any of the following, nor, so far as the Sellers are aware is it under any future obligation (whether or not legally binding) to do so:

11.5.1   any scheme or arrangement where its current or former directors or Employees or their relevant relatives or dependents may acquire shares or options to acquire shares of any class in the Company;

11.5.2   any employee trust under which current or former Employees their relatives or dependents are the beneficiaries or are entitled to receive any benefits;

11.5.3   any cash bonus scheme or other employee incentive arrangements not involving the issue of shares; or

11.5.4   any arrangement by which any commission or remuneration or any kind payable or due to any of its current directors of Employees may be calculated by reference to the turnover, profits or sales of the Company.

11.6      Trade unions

11.6.1   The Company is not a party to any agreement or arrangement with or commitment to any trade union or staff association.

11.6.2   The Company is not involved in, or has been involved in the last five years in, any industrial or trade dispute or any dispute or negotiation regarding a claim of material importance or the dismissal, suspension, disciplining or varying of the terms and conditions of employment of any current or former Employee, staff association or other organisation or body of Employees, and there are no facts known, or which on reasonable enquiry would be known, to the Company or the Sellers which might indicate that there may be any such dispute or negotiation.

11.7      Disciplinary, Grievance and Disputes

11.7.1   The Company has not received notification from any court of competent jurisdiction of any proceedings issued against the Company by any current or former Employee, director, consultant or contractor which remain outstanding.

11.7.2   No disciplinary action pursuant to an ACAS Code of Practice or otherwise has been taken against any current or former Employee and no grievance or complaint of sex, race, disability, age, sexual orientation or religion or belief discrimination has been raised by any current or former Employee, director, consultant or contractor pursuant to an ACAS Code of Practice or otherwise in the three years ending on the date of this Agreement.

11.7.3   No current or former director, Employee contractor or consultant has any claim against the Company for loss of office or arising out of the termination of his office, employment, contract or consultancy or in respect of any accident or injury or otherwise and so far as the Sellers are aware, there is no event which would or might give rise to any such claim.

11.8      Compliance

11.8.1   The Company has complied in all material respects with all of its statutory and other legal obligations and all contractual obligations to or in respect of its Employees, directors, contractors and consultants (including its obligations under the Working Time Regulations, the National Minimum Wage Regulations and any applicable legislation relating to immigrant workers) and no amount due to or in respect of any such individual (including PAYE and national insurance and pension contributions) is in arrears and unpaid other than salary and benefits for the month as at the date of this Agreement.

11.8.2   In the three years preceding the date of this Agreement, in respect of each of the Employees, all holiday pay for periods of holiday taken under regulation 13 of the Working Time Regulations 1998 (SI 1998/1833) has been calculated and paid in accordance with the Directive 2003/88/EC of the European Parliament and of the Council of 4 November 2003 concerning certain aspects of the organisation of working time.

11.8.3   Each director or Employee who is subject to UK immigration control will have a valid immigration status at Completion, entitling him to be employed full time by the Company for at least three months following Completion and is employed in accordance with the terms of his immigration status.

11.8.4   No person has been or is employed or engaged by the Company who did not or does not have leave to enter or remain in the United Kingdom or otherwise in breach of section 8 of the Asylum and Immigration Act 1996 or sections 15-21 of the Immigration, Asylum and Nationality Act 2006 (as applicable).

11.8.5   Within the period of one year preceding the date of this Agreement the Company has not been a party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006 (the "Regulations") nor has the Company failed to comply with any duty to inform and consult any appropriate representative under the Regulations or failed to comply with its duty under Regulation 11 of the Regulations.

12         PENSIONS

12.1      Auto enrolment

The Company has complied with its obligations concerning automatic enrolment under the Pensions Act 2008, all regulations made thereunder and any associated legislation. No notices, fines or other sanctions have been issued by the Pensions Regulator and there are no instances of non-compliance with the automatic enrolment obligations which have been (or which the Sellers know are likely to be) notified to the Pensions Regulator in respect of the Company.

12.2      Pensions arrangements disclosed

12.2.1   Save under the Aviva Workplace Pension Scheme (the “Disclosed Schemes”), full details of which have been Disclosed, and the state pension schemes, the Company is not under obligation or commitment (whether legally binding on not), nor is the Company a party to any custom or practice, to pay, provide or contribute towards any arrangement under which relevant benefits within the meaning of section 393B of the Income Tax (Earnings and Pensions) Act 2003 (ignoring the exception contained in that section) except that it shall include the benefits specified in section 393B(2)) are payable, including the making of any payment of contributions to or remuneration specifically referable to contributions to any personal pension scheme, stakeholder pension scheme, retirement annuity contract or similar arrangement to or in respect of any person and nothing has been done to create a reasonable expectation that any such payments, provision or contributions will be made. No proposal or announcement has been made about the introduction, continuance, increase or improvement of, or payment of a contribution towards any such schemes, annuity contracts or similar arrangements.

12.2.2   All contributions, premiums, taxes and expenses to be paid or remitted by the Company to or in respect of the Disclosed Schemes have been paid within any applicable prescribed period and, so far as the Sellers are aware, there are no contributions, premiums, taxes or expenses which have fallen due but are unpaid.

12.2.3   The Disclosed Schemes are registered with HM Revenue & Customs in accordance with Part 4 of the Finance Act 2004 and so far as the Sellers are aware there is no reason why the Disclosed Schemes may be de-registered.

12.2.4   The Company has at all times complied with its obligations to, under and in respect of the Disclosed Schemes, and so far as the Sellers are aware the Disclosed Schemes have been operated and administered in accordance with the terms of their governing documentation and all applicable legal and regulatory requirements.

12.2.5   All lump sum death benefits that are provided under any of the Disclosed Schemes and which are not "money purchase benefits" as defined in 13.2.5 above are fully insured on standard terms with an insurance company regulated in the EU and, so far as the Sellers are aware, there is no reason why such insurance may be withdrawn or otherwise cease to apply (either generally or in any given case).

13         REGULATORY, COMPETITION AND COMPLIANCE

13.1      The Company is not engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Laws.

13.2      The Company is not the subject of any investigation, inquiry or proceedings by any relevant government body, agency or authority, or court in connection with any actual or alleged infringement of the Competition Laws.

13.3      The Company has not given any undertaking or commitment to any relevant government body, agency, authority or court responsible for enforcing the Competition Laws of any jurisdiction which affects the conduct of the Business by the Company.

13.4      The Company has conducted its business in all material respects in accordance with, and has complied in all material respects with, all applicable laws, rules and regulations of the United Kingdom) and any equivalent legislation in Wales and Scotland.

13.5      All material authorisations, licences, consents, permissions and approvals required for or in connection with the business of the Company are in full force and, effect and, so far as the Sellers are aware, have been complied with in all material respects.

13.6      The Company has complied with all the requirements of the Health and Safety at Work etc Act 1974 and all other statutory requirements relating to the health and safety of its Employees.

13.7      Neither the Company, nor any Director, officer, agent, Employee or other person acting for or on behalf of the Company is or has at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010 or any other applicable legislation or regulation on the giving or receiving of bribes in any other jurisdiction.

13.8      No Director, officer, agent, Employee or other person acting for or on behalf of the Company has been party to any of the following:

13.8.1   the use of any assets of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to any activity, including any political activity;

13.8.2   the establishment or maintenance of any unlawful or unrecorded fund of monies or other assets;

13.8.3   the making of any false or fictitious entries in the books or records of the Company; or

13.8.4   the making of any unlawful payment.

14         DATA PROTECTION

14.1      The Company has fully complied at all material times and currently fully complies with Data Protection Legislation including:

14.1.1   the Data Protection Principles as set out in Schedule 1 of the Data Protection Act 1998;

14.1.2   the requirements relating to notification and/or registration of processing of personal data with any applicable national data protection regulator;

14.1.3   all subject information requests from data subjects;

14.1.4   its obligations under the Privacy and Electronic Communications (EC Directive) Regulations 2003, including in respect of the use of electronic communications (including email, text messaging, fax machines, automated calling systems and non-automated telephone calls) for direct marketing purposes; and

14.1.5   where necessary, the obtaining of appropriate agreements with any data processors which require them to fully comply with Data Protection Legislation at all material times.

14.2      The Company has not received any notice or complaint from any individual, third party and/or regulatory authority alleging non-compliance with Data Protection Legislation (including any prohibition or restriction on the transfer of data to any jurisdiction) or claiming compensation for, or an injunction in respect of, non-compliance with Data Protection Legislation, and so far as the Sellers are aware, there are no circumstances which may give rise to the giving of any such notice or the making of any such complaint.

14.3      No Personal Data has been transferred outside the European Economic Area.

14.4      The Company has not suffered a data breach or loss of Personal Data or confidential information in the last three years.

15         BROKERAGE OR COMMISSIONS

No person is entitled to receive from the Company a finder’s fee, brokerage or commission in connection with this Agreement or anything in it and the Company is not liable to pay to any of its directors, employees, agents and advisers any sum whatsoever in connection with the sale of the Shares.

16         PROPERTIES

The definitions in this paragraph apply in this Agreement:

“Current Use”	the identified use for each of the Properties;
“Leases”	the leases under which the Properties are held; and
“Planning Acts”

the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990 the Planning and Compensation Act 1991, the Planning and Compulsory Purchase Act 2004, the Planning Act 2008, the Localism Bill 2011, the Growth and Infrastructure Act 2013 and any other legislation from time to time regulating the use or development of land.

16.1      The brief particulars of the Properties set out in Disclosed Document 11.1.9 are true and accurate in all respects.

16.2      The Company is the sole legal and beneficial owner and has good and marketable title to each of the Properties and the Properties are free from any Encumbrance.

16.3      The Company is in physical possession and actual occupation of each of the Properties on an exclusive basis and no right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party or has been granted or agreed to be granted to any third party.

16.4      The Company has not entered into a contract or other arrangement (whether written or oral) for the sale of any of the Properties.

16.5      The Properties are not subject to the payment of any outgoings other than the usual rates and taxes and the rent and other outgoings specified in the Leases.

16.6      The Company has paid the rent and observed and performed the covenants on the part of the tenant and the conditions contained in each of the Leases and the last demand (or receipt for rent if issued) was unqualified.

16.7      All licences, consents and approvals required from the landlords and any superior landlords under any of the Leases have been obtained, and the covenants on the part of the tenant contained in such licences, consents and approvals have been duly performed and observed.

16.8      So far as the Sellers are aware, the Current Use of each of the Properties is the permitted lawful use for the purposes of the Planning Acts and is in accordance with the provisions of the Leases.

16.9      So far as the Sellers are aware, the Company has at all times complied with the Planning Acts and with all planning permissions and consents issued under the Planning Acts relating to the business of the Company or the Properties.

17         ENVIRONMENTAL MATTERS

The definitions in this paragraph apply in this Agreement:

“Environment”

includes (whether alone or in combination) ecological systems and living organisms (including humans), air (including air within buildings and other natural or man-made structures above or below the ground), land and soil (including anything below the surface of the land, and land covered with water), and water (including water under or within land or within pipe or sewerage systems);

“Environmental Laws”

every applicable law, regulation, code of practice and other similar control and advice (in each case, having force of law) made or issued by national or local government or by any other regulatory body, and every applicable regulation and directive made by the legislative organs of the European Union, relating to the protection of the environment (including the prevention of pollution of land, water or air due to the release, escape or other emission of any substance including radioactive substances or the production, transport, storage, treatment, recycling or disposal of Waste or the making of noise);

“Environmental Liabilities”	means any actual or alleged breach of Environmental Laws or an Environmental Licence which may give rise to any Remediation Works;
“Hazardous Substances”

means any material, substance or organism which, alone or in combination any other matter, is capable of causing harm to the Environment or which is likely to cause an actionable nuisance, including radioactive substances and materials containing asbestos;

“Remediation Works”

means the carrying out of any investigative sampling inspection and/or maintaining works and/or steps or measures to monitor, prevent, minimise, remove, remedy, abate, make safe, contain, ameliorate or mitigate any harm or damage to the Environment; and

“Waste”	means waste as defined in section 75 of the Environmental Protection Act 1990.

17.1      The Sellers are not aware of any past or current liability of the Company under Environmental Laws or in respect of any breach or non-compliance with the conditions of any Environmental Licence or circumstances which are likely to give rise to any such breach or non-compliance.

17.2      The Sellers are not aware of any factors or circumstances likely to give rise to any Environmental Liabilities of the Company.

17.3      So far as the Sellers are aware:

17.3.1   the Properties are not and have not been subject to pollution or contamination, Waste or Hazardous Substances which is likely to give rise to material liability under Environmental Laws;

17.3.2   the Properties have not been the subject of any Remediation Works; and

17.3.3   there is no investigation by a local authority or the Environment Agency relating to the same.

SCHEDULE 4 TAX

PART 1 – TAX COVENANT, DEFINITIONS AND INTERPRETATION

1           DEFINITIONS AND INTERPRETATION

In this Schedule 4:

1.1        words and expressions defined in clause 1 of this Agreement have the same meaning except where otherwise provided or unless there is something in the context or subject matter which is inconsistent with them;

1.2        the following words and expressions have the following meanings:

any Relief included as an asset in the Relevant Accounts;
“Accounts Relief”

a)   any Relief which was taken into account in computing and so reducing or eliminating any provision for deferred Tax in the Relevant Accounts (or which, but for such Relief, would have appeared in the Relevant Accounts); and

b)   any Relief included as an asset in the Relevant Accounts;

“Buyer's Relief”	a) any Accounts Relief b) any Post Completion Relief; c) any Relief, whenever arising, of the Buyer or any member of the Buyer's Tax Group (other than the Company); and d) any R&D Tax Credit;
“Buyer’s Tax Group”

the Buyer and any other company or companies which either are or become after Completion, or have within the six years ending at Completion, been treated as a member of the same group as, or otherwise connected or associated with the Buyer for any Tax purpose excluding the Company;

“CAA”	the Capital Allowances Act 2001;
“CTA 2009”	the Corporation Tax Act 2009;
“Covenant Claim”	a claim under the covenant in paragraph 2 of this Schedule;
“Covenantors”	the Sellers;

“Demand”

any assessment (including self-assessment), notice, demand, letter or other document issued or action taken by or on behalf of any Tax Authority or the preparation or submission of any notice, return or assessment or any other circumstances indicating that the Company is or may be placed or is sought to be placed under a Liability for Tax;

“Event”

any transaction (including the execution of, and Completion of, this Agreement), payment, act, event or omission, and includes (without limitation) any deemed transaction, payment, act, event or omission, the death of any person and a company becoming, being or ceasing to be a member of a group of companies (however defined) for the purposes of any Tax;

“HMRC”	Her Majesty’s Revenue & Customs;
“IHTA”	the Inheritance Tax Act 1984;
“Liability for Tax”

a)     any liability to make an actual payment or increased payment of, or in respect of, Tax;

b)     the loss, reduction or disallowance of any Accounts Relief; and

c)     any liability to make an actual payment or increased payment of Tax which would have arisen but for being satisfied, avoided or reduced by the use or setting-off of any Buyer's Relief;

“Post Completion Relief”

any Relief which arises as a consequence of an Event occurring after Completion or in respect of a period beginning after Completion or in respect of the period current at Completion where any Relief will be apportioned partly before and partly after Completion on a time basis unless some other basis is more reasonable or required by statute;

"R&D Tax Credit"	has the meaning given in Schedule 9;
“Relevant Accounts”	the Completion Accounts;
“Relevant Accounts Date”	Completion;
“Relief”

any loss, relief, allowance, credit (including payable credit), deduction or set off relevant to the computation of Tax or any right to receive a repayment of Tax (including interest in respect of the repayment of Tax);

“Tax”

a)     any form of tax, levy, impost, duty, charge, social security contribution, deduction or withholding, repayment of tax credit, or governmental charge (national or local), whenever imposed, whether of the United Kingdom or elsewhere, collected or assessed by, or payable to, a Tax Authority or any other person as a result of any enactment relating to tax, excluding business rates and local authority charges; and

b)     all interest, penalties, surcharges and fines relating to any of the above or to a failure to make any return or supply any information in connection with any of the above, but excluding any such amount which arises or is increased by any delay or omission of a member of the Buyer’s Tax Group or its agents or the Company after Completion;

“Tax Authority”

any local, municipal, governmental, state, federal or fiscal, revenue, customs or excise authority, body, agency or official having power or authority in relation to Tax in the United Kingdom or elsewhere, including HMRC;

“Tax Claim”	a Covenant Claim or a Tax Warranty Claim;
“TCGA”	the Taxation of Chargeable Gains Act 1992;
“TIOPA”	the Taxation (International and Other Provisions) Act 2010;
“TMA”	the Taxes Management Act 1970; and
“VATA”	the Value Added Tax Act 1994.

1.3        All references to paragraphs are references to paragraphs of this Schedule unless otherwise stated.

2           COVENANT

2.1        The Covenantors severally covenant with the Buyer to pay to the Buyer (and its successors in title) an amount equal to:

2.1.1     any Liability for Tax of the Company arising in respect of or in consequence of:

a)          any Event which occurred on or before Completion; or

b)          any income, profits or gains earned, accrued or received on or before Completion;

2.1.2     any Liability for Tax of the Company arising as a result of the Company having at any time before Completion been a member of a group with, or under the control of, any other person for any Tax purpose and that person failing to discharge any Liability for Tax;

2.1.3     any Liability for Tax of the Company arising in respect of a payment made by the Sellers (or a person acting on the directions of the Sellers) to any person after Completion;

2.1.4     any Liability for Tax in respect of inheritance tax which:

a)          is at Completion a charge on, or gives rise to a power to sell, mortgage or charge, any of the shares or assets of the Company;

b)          after Completion becomes a charge on or gives rise to a power to sell, mortgage or charge any of the Shares or assets of the Company being a Liability for Tax arising as a result of the death of any person within seven years after a transfer of value (or deemed transfer of value) if a charge on or power to sell, mortgage or charge any such shares or assets could, if the death had occurred immediately before Completion and the inheritance tax payable as a result of such death had not been paid, have existed at Completion; or

c)          arises as a result of a transfer of value occurring on or before Completion (whether or not in conjunction with the death of any person whenever occurring) which increased or decreased the value of the estate of the Company;

2.1.5     any Liability for Tax of the Company arising as a result of the sale or disposal of the Shares or the payment of Consideration to the Sellers at any time;

2.1.6     any Liability for Tax of the Company arising as a result of any payment made to David Newman in accordance with clause 4.4.2 of this Agreement; and

2.1.7     any reasonable third party costs and expenses properly incurred by the Buyer and/or the Company (excluding for the avoidance of doubt, any recoverable VAT) in connection with any liability falling within paragraphs 2.1.1 to 2.1.6.

2.2        Any payments made pursuant to this Schedule shall (to the extent legally possible) be treated as an adjustment to the Consideration.

3           EXCLUSIONS

3.1        The covenants contained in paragraph 2 shall not apply and the Buyer shall not be entitled to bring a Tax Claim to the extent that:

3.1.1     provision, allowance or reserve was made for such liability in the Relevant Accounts or the discharge or payment thereof is reflected in the Relevant Accounts;

3.1.2     the liability in question arises or is attributable to:

a)          the passing or coming into force of or any change in, any law, rule, regulation, directive or interpretation of the law;

b)          any judgment of any Court or Tribunal;

c)          any increase in the rates of Tax or any imposition of Tax; or

d)          the withdrawal or amendment of any practice previously published by a Tax Authority, in each case occurring after the Relevant Accounts Date;

3.1.3     the liability in question would not have arisen but for any voluntary act, transaction or omission after Completion by or involving a member of the Buyer’s Tax Group or the Company or any of their respective officers, employees or agents where the act, transaction or omission was:

a)          not required by any legislation, regulation or other statutory requirement, whether coming into force before, on or after Completion;

b)          not pursuant to a legally binding obligation entered into by the Buyer or the Company on or before Completion;

c)          not the presentation for stamping of any contract which was entered into prior to Completion;

d)          carried out without the consent of the Covenantors or their authorised representative;

e)          not an action taken pursuant to paragraph 6 or paragraph 10 of this Schedule;

f)          otherwise than in the ordinary course of business of the Company; and

g)          one which the Buyer or the Company was aware or ought reasonably to have been aware would give rise to such liability;

3.1.4     the liability in question arises or is increased by reason of or in consequence of:

a)          any claim, disclaimer, election or surrender made or notice or consent given or any other thing done by a member of the Buyer’s Tax Group or the Company after Completion, including (without prejudice to the generality of the foregoing) any disclaimer of capital allowances, in circumstances where such claim, disclaimer, election, notice or consent was not taken into account in the preparation of the Relevant Accounts; or

b)          any failure by a member of the Buyer’s Tax Group or the Company after Completion to make any claim, disclaimer, election or surrender or give any notice or consent or do any other thing after Completion, the making, giving or doing of which was taken into account in the Relevant Accounts and the details of which were either (i) clear from the face of the Relevant Accounts; or (ii) notified to the Buyer within a reasonable time prior to any time limit for giving or making of the same; or

c)          the amendment after Completion of any claim, disclaimer, election, surrender, notice or consent made or given on or before Completion;

3.1.5     the liability in question was paid or discharged on or before Completion;

3.1.6     the liability in question arises or is increased as a result of any changes made after Completion to the accounting policies or practices or to the length of any accounting period of the Company, other than where such changes are required to comply with generally accepted accounting principles where the previous policies, practices or length of accounting period did not so comply;

3.1.7     any Relief (other than a Buyer's Relief) is available at no cost to the Buyer so as to reduce or eliminate the liability in question and for these purposes it shall be assumed that a member of the Buyer’s Tax Group or the Company takes all reasonable steps required to secure and utilise the Relief in question;

3.1.8     the liability in question would not have arisen but for an Event on or before Completion occurring at the written request or direction of, or with the written consent of,  a member of the Buyer’s Tax Group;

3.1.9     the liability in question arises or is increased as a result of a failure of a member of the Buyer’s Tax Group to comply with the provisions of paragraph 6 (Disputes and conduct of Demand) or paragraph 10 (Management of pre-completion tax affairs);

3.1.10   any income, profits or gains to which the liability in question is attributable were actually earned or received by or actually accrued to the Company but were not reflected in the Relevant Accounts and such income, profits or gains were retained by the Company at Completion;

3.1.11   the liability is a liability for interest or a penalty under the Corporation Tax (Instalment Payment) Regulations 1998 referable to any instalment payment due on or before Completion which:

a)         would not have arisen but for the entering into of the Agreement or the income, profits or gains earned, accrued or received by the Company after Completion proving to be greater than the income, profits or gains expected to be earned, accrued or received by the Company after Completion; or

b)         is otherwise attributable to any delay or default on the part of the Buyer or the Company after Completion; or

3.1.12   the liability is stamp duty or stamp duty reserve tax payable by the Buyer on the transfer or agreement to transfer the Shares under this Agreement;

3.1.13   the liability in question has been made good by insurers or otherwise compensated for without cost to the Buyer or the Company.

3.2       The provisions of Schedule 5 (Limitations on Liability) shall apply to this Schedule as if they were set out in full in this Schedule.

4           OVERPROVISIONS AND SAVINGS

4.1        If, on or before the seventh anniversary of Completion, the Buyer becomes aware that a Relevant Amount (as defined in paragraph 4.2) has arisen or may arise, it shall notify the Covenantors as soon as practicable. In that case or where the Covenantors otherwise believe that a Relevant Amount may exist, or if the parties cannot agree on the quantum of the Relevant Amount, then the matter shall be referred to the auditors of the Company for the time being (at the joint cost of the parties) whose opinion shall be final and binding (in the absence of clear or manifest error) on the parties for the purposes of this Schedule.

4.2        A Relevant Amount shall be determined for the purposes of this paragraph as follows:

4.2.1     if a provision for Tax (excluding deferred taxation) in the Relevant Accounts is or proves to be an overprovision the amount of such overprovision shall be a Relevant Amount, save to the extent that the overprovision is due to:

a)          a change in legislation made after Completion with retrospective effect;

b)          any Relief arising after Completion; or

c)          any act of the Buyer or the Company carried out after Completion;

4.2.2     if a repayment of Tax (or interest on overpaid Tax or repayment supplement) is received (whether by way of repayment or set off) which was not a Buyer's Relief or otherwise taken into account in the Relevant Accounts and which relates to any income, profit or gains received on or prior to Completion or any Event which occurred on or before Completion or any period (or part period) falling prior to Completion, then the amount of that repayment (together with any interest and/or repayment supplement) shall be a Relevant Amount;

4.2.3     if a Liability for Tax which has resulted in the Covenantors having made a payment under this Schedule, or circumstances giving rise to such Liability for Tax, gives rise to a Relief, or the entitlement to claim any Relief, then the Buyer shall, where necessary, take such steps as are required to secure that Relief and the amount of the actual Liability for Tax of the Company or a member of the Buyer’s Tax Group which is eliminated or the amount by which it is reduced as a result of such Relief shall be a Relevant Amount; or

4.2.4     if any Liability for Tax of the Company or a member of the Buyer’s Tax Group in an accounting period ending after Completion is reduced or eliminated by a Relief (other than a Buyer's Relief) which arises in respect of any expenditure, reserve or provision which was recognised in the Relevant Accounts but was not deductible or allowable for Tax purposes in the Relevant Accounts, the amount by which it is reduced shall be a Relevant Amount.

4.3        Where a Relevant Amount has arisen as set out in paragraph 4.2 then:

4.3.1     the Relevant Amount shall first be set off against any payment then due from the Covenantors under this Schedule; and

4.3.2     to the extent there is an excess, a refund shall be made to the Covenantors of any previous payment or payments made by the Covenantors under this Schedule and not previously refunded under this paragraph up to the amount of such excess; and

4.3.3     to the extent that the excess referred to in paragraph 4.3.2 is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payments which become due from the Covenantors under this Agreement.

5           RECOVERY FROM OTHER PERSONS

5.1        If the Covenantors have paid the Buyer or are liable to make a payment to the Buyer in respect of a Tax Claim and the Company or any member of the Buyer’s Tax Group is or may become entitled to recover from any third party any sum in respect of the matter to which the liability of the Covenantors relates, then the Buyer shall notify the Covenantors of the entitlement as soon as reasonably practicable.

5.2        The Buyer shall or shall procure that the Company or the relevant member of the Buyer’s Tax Group shall take such action as the Covenantors shall reasonably request to enforce such recovery (at the Covenantors' expense) as is mentioned in paragraph 5.1 against the third party in question and shall account to the Covenantors for a sum equal to the lesser of:

5.2.1     any amount so recovered including any interest or repayment supplement paid by a third party (net of any Tax on such amount and any reasonable costs and expenses properly incurred by the Company or any member of the Buyer's Tax Group in recovering such amount); and

5.2.2     the amount already paid by the Covenantors in respect of such Tax Claim referred to in paragraph 5.1 above (and not previously refunded under this Schedule).

6           DISPUTES AND CONDUCT OF DEMAND

6.1        If the Buyer becomes aware of a Demand which could give rise to a Tax Claim, the Buyer shall give written notice thereof to the Covenantors as soon as reasonably practicable and in any event in a case involving a time limit for appeal at least ten Business Days before the expiry of that time limit (provided that such written notice will not be a condition precedent to the liability of the Covenantors under this Schedule).

6.2        The Buyer agrees to take and procure that the Company shall take such action and give such information as the Covenantors shall reasonably request in writing to resist, appeal, compromise or settle the Demand and shall not take and shall procure that the Company shall not take any other action without the Covenantors’ written consent, subject to the Covenantors agreeing to indemnify the Buyer and/or the Company against any reasonable costs or expenses which are properly incurred as a result of taking such action.

6.3        The action which the Covenantors may request under paragraph 6.2 shall include an application to postpone the payment of Tax and allowing the Covenantors or the Covenantors’ professional advisers to conduct the Demand.

6.4        The Buyer shall not and shall procure that the Company shall not:

6.4.1     settle or compromise the Demand; or

6.4.2     submit any document or correspondence to a Tax Authority where the Buyer should reasonably be aware that such document would give rise to a Demand or a claim made pursuant to the Tax Warranties (save to the extent obliged to do so by law), without the prior written consent of the Covenantors, such consent not to be unreasonably withheld or delayed.

7           AMOUNT OF PAYMENT, DUE DATE FOR PAYMENT AND INTEREST

7.1        The amount of any liability pursuant to this Schedule shall be as follows:

7.1.1     to the extent that the liability involves a liability of the Company to make an actual payment or increased payment of or in respect of Tax, the amount of such payment or increased payment;

7.1.2     to the extent that the liability involves the loss, reduction, counter claim, nullification, disallowance or clawback of any Accounts Relief (other than a right to a repayment of Tax) the amount of Tax which the use of the Accounts Relief would have saved (taking into account whether the Company then had sufficient profits and was otherwise in a position actually to use the Accounts Relief had it been available);

7.1.3     to the extent that the liability involves the disallowance or reduction by a Tax Authority or a right to a repayment of Tax which is an Accounts Relief, the amount of the repayment so disallowed or reduced; and

7.1.4     to the extent that the liability involves a liability of the Company to make a payment or increased payment of Tax which was satisfied, avoided or reduced by any Buyer's Relief, the amount of Tax which the Buyer's Relief in fact saves.

7.2        Any amount which the Covenantors are obliged to pay to the Buyer under this Schedule shall be paid in cleared funds on or before the following dates:

7.2.1     in the case of a Liability for Tax which involves a liability to make an actual payment or increased payment of Tax the second Business Day prior to:

a)          in the case of a Liability for Tax in respect of which there is no provision for payment by instalments, the latest date on which the Tax in question can be paid to a Tax Authority in order to avoid a liability to interest or penalties (or, if later, the fifth Business Day after service by the Buyer to the Covenantors of a written demand for payment); and

b)          in the case of a Liability for Tax in respect of which there is provision for payment by instalments, two Business Days prior to each date on which an instalment of such Tax becomes payable to a Tax Authority (and so that on each such date an appropriate proportion of the amount claimed shall be paid) such proportion to be notified by the Buyer to the Covenantors at least five Business Days prior to each such date on which the instalment is due (or, if later, the fifth Business Day after service by the Buyer to the Covenantors of a written demand for payment);

7.2.2     in the case of a Liability for Tax which involves a liability of the Company to make a payment or increased payment of Tax which would have arisen but for being satisfied, avoided or reduced by the use of a Buyer's Relief, the second Business Day prior to the date or dates referred to in paragraph 7.2.1a) or 7.2.1b) above that would have applied to the Tax satisfied, avoided or reduced by the Relief if that Tax had been payable (or, if later, the fifth Business Day after service by the Buyer to the Covenantors of a written demand for payment);

7.2.3     in the case of a Liability for Tax which involves the loss, reduction or disallowance of any Accounts Relief (other than a repayment of Tax), the date on which Tax is due and payable to the relevant Tax Authority which could have been saved had the Accounts Relief been available to be used in accordance with paragraph 7.1.2 (or, if later, the fifth Business Day after service by the Buyer to the Covenantors of a written demand for payment); and

7.2.4     in any other case the fifth Business Day after service by the Buyer to the Covenantors of a written demand for payment.

7.3        Notwithstanding the above provisions of this paragraph 7, if the Buyer (pursuant to a request made by the Covenantors under paragraph 6.2) or the Covenantors (pursuant to taking conduct of the Demand under paragraph 6.3) takes or causes to be taken any such actions to resist, appeal, compromise or settle the Demand or any determination in respect thereof, or to apply to postpone the payment of Tax, the Covenantors shall not be required to make any payment within the time limits in paragraph 7.2 but instead shall pay an amount equal to the amount of the Liability for Tax as soon as reasonably practicable following receipt of a written notice from the Buyer for that amount.

8           DEDUCTIONS AND WITHHOLDINGS

8.1        All sums payable by the Covenantors under this Schedule (other than a payment of interest) shall be paid free and clear of all deductions or withholdings whatsoever save only as may be required by law, in which event the Covenantors shall pay such additional amounts as shall be required to ensure that the net amount received and retained by the Buyer (after Tax) will equal the same amount as it would have been entitled to receive in the absence of any such deduction or withholding.

8.2        If any sum payable by the Covenantors under this Agreement shall be subject to Tax in the hands of the Buyer, the Covenantors shall pay such additional amounts as shall be required to ensure that the net amount received and retained by the Buyer (after Tax) will equal the same amount as it would have been entitled to receive in the absence of such Tax, and, in applying this paragraph, full account shall be taken of the extent to which any such Tax may be mitigated or offset by any Relief (excluding a Buyer's Relief) available to the Buyer.

8.3        If the Buyer assigns the benefit of this Schedule, the Covenantors shall not be liable pursuant to this paragraph 8 save to the extent that the Covenantors would have been so liable had no such assignment occurred.

8.4        The Covenantors shall have no additional liability pursuant to this paragraph 8 to the extent such liability would not have arisen were the Buyer a company resident and incorporated in the United Kingdom.

9           BUYERS COVENANT

9.1        Subject to paragraph 9.2, the Buyer covenants with the Covenantors to pay to the Covenantors an amount equal to any tax liability of the Company (together with all interest, penalties and reasonable costs and expenses properly incurred by the Covenantors in connection therewith) which is assessed on the Covenantors (or any of them) pursuant to Part 14 CTA 2010 as a result of the Company failing to pay Tax for which it is primarily liable or as a result of the failure of a member of the Buyer’s Tax Group or the Company to apply an amount paid by the Covenantors under this Schedule or pursuant to the Tax Warranties to discharge a liability to which the amount relates.

9.2        The covenant contained in paragraph 9.1 shall not apply to the extent that the Buyer is entitled to make a Tax Claim under this Schedule for the tax in question.

9.3        If any payment received by the Covenantors under this paragraph is subject to Tax, the Buyer shall pay to the Covenantors such additional amount as will ensure that the Covenantors receive and retain a net amount equal to the full amount which would have been received and retained had the payment not been subject to Tax.

10         MANAGEMENT OF PRE-COMPLETION TAX AFFAIRS

10.1      Subject to and in accordance with the provisions of this paragraph the Covenantors or their duly authorised agents shall, in respect of all accounting periods ending on or before Completion (the “Pre-Completion Accounting Periods”), and at the cost of the Company:

10.1.1   prepare, submit, negotiate and agree with the Tax Authorities all outstanding Tax returns of the Company including any related claims, elections, surrenders, disclaimers, notices and consents for the purposes of Tax (the “Tax Documents”); and

10.1.2   deal with all matters relating to the Tax Documents.

10.2      The Covenantors or their duly authorised agents shall deliver drafts of all Tax Documents to the Buyer for its review and the Covenantors shall reflect any reasonable comments and reasonable suggested amendments made by the Buyer in the Tax Documents, provided that such comments and suggested amendments shall be made within a reasonable timeframe before any relevant deadlines for submitting the Tax Documents to the relevant Tax Authority.

10.3      The Covenantors or their duly authorised agents shall deliver all finalised Tax Documents to the Buyer for authorisation and/or signing so that the Covenantors can submit them to the relevant Tax Authority.

10.4      The Buyer shall or shall procure that any Tax Document submitted pursuant to paragraph 10.2 shall be authorised and/or signed and returned to the Covenantors without delay to enable the Covenantors to submit them to the relevant Tax Authority, provided that the Buyer will not be required to take any action pursuant to this paragraph 10.4 if, in relation to any Tax Document, it reasonably considers that such Tax Document is false, misleading, inaccurate or incomplete in any respect.

10.5      The Covenantors will keep the Buyer informed of the conduct of the Company’s Tax affairs and will provide the Buyer with copies of all material documents.

10.6      The Buyer shall procure that:

10.6.1   the Covenantors and their duly authorised agents are afforded such access (including the taking of copies) to the books, accounts and records of the Company and such other assistance as it or they may reasonably require to enable the Covenantors to discharge their obligations under this paragraph;

10.6.2   the Covenantors are sent a copy of any communication from any Tax Authority insofar as it relates to the Pre-Completion Accounting Periods within a reasonable period; and

10.6.3   there is given to such person or persons as may for the time being be nominated by the Covenantors authority to conduct the tax affairs for the Pre-Completion Accounting Periods and that such authority is confirmed to the relevant Tax Authority.

10.7      The Buyer shall have responsibility for the preparation of the Tax Documents and conduct of the tax affairs of the Company for the accounting period which is current at completion (the “Current Accounting Period”) and shall provide the Covenantors with copies of all relevant Tax Documents at least 20 Business Days prior to the date for submission and shall take account of any reasonable comments made by the Covenantors thereon. The Covenantors will provide the Buyer and the Company with all reasonable assistance, co-operation and information as they reasonably request in respect of the preparation of the Tax Documents for the Current Accounting Period.

PART 2 – TAX WARRANTIES

1           TAX

1.1        Returns, disputes and compliance

1.1.1     The Accounts properly reserve or provide for all Tax for which the Company was liable or able to be made liable in respect of all periods up to the Accounts Date in accordance with generally accepted accountancy principles. Proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accountancy principles.

1.1.2     All returns, notices, accounts, statements, computations, information, assessments and registrations which were required by law have been made or provided by the Company to a Tax Authority for any Tax purpose in the last six years have been made or provided within applicable time limits and on a proper basis and were at the time and remain accurate and complete and none of them are or, so far as the Sellers are aware, are likely to be the subject of any material dispute with HMRC or any other Tax Authority.

1.1.3     In the last six years, all Tax of any nature whatsoever for which the Company is liable or for which the Company has been liable to account and which has fallen due for payment has been duly paid and the Company has not within the last three years paid or become liable to pay, and so far as the Sellers are aware there are no circumstances by reason of which the Company is likely to incur, any penalty, surcharge, fine or interest in respect of Tax.

1.1.4     There is no dispute,  and there has not within the last three years been any dispute , between the Company and a Tax Authority.

1.1.5     The Company has not within the last 12 months received any notice or enquiry or suffered any enquiry, investigation, audit or visit by HMRC or any other Tax Authority, and, so far as the Sellers are aware no such enquiry, investigation, audit or visit is planned or in prospect for the next 12 months.

1.1.6     In the last six years, the Company has duly and punctually deducted, withheld or collected for payment (as appropriate) all Tax which it has become liable or entitled to deduct, withhold or collect for payment and has duly accounted for all such Tax to the relevant Tax Authority.

1.1.7     The Company is not liable to pay, reimburse or indemnify any person (including a Tax Authority) an amount in respect of a Tax liability (other than contractual payments or in respect of VAT), which is the primary liability of any other person and which arose as a result of a transaction, event, act or omission occurring or deemed to arise or occur prior to Completion.

1.2        Residence/overseas activities

1.2.1     The Company is, and has at all times since its incorporation been, solely resident in the United Kingdom for the purposes of Tax.

1.2.2     The Company does not act as the branch, agent, factor or tax representative of any person resident outside the United Kingdom for Tax purposes and no such person carries on or has ever carried on any such trade or business through the Company.

1.2.3     The Company has not nor has at any time since incorporation had a branch, agency or permanent establishment outside the jurisdiction of its incorporation.

1.3        Close company

1.3.1     The Company is not a close investment holding company for the purposes of section 34 CTA 2010.

1.3.2     The Company has not made any loan to any participator or associate for the purposes of sections 455, 459 or 460 CTA 2010 or provided any payment or benefit to a participator which has or could be treated as a distribution within the meaning of section 1064 CTA 2010.

1.4        Capital assets

1.4.1     Nothing has occurred since the Accounts Date (otherwise than in the ordinary course of business) as a result of which the Company could be required to bring a disposal value into account or suffer a balancing charge, or withdrawal of first year allowances or a recovery of excess relief for the purposes of capital allowances.

1.5        Intangible fixed assets

The Company has not since the Accounts Date:

1.5.1     owned an asset which has ceased to be a chargeable intangible asset within section 859 of the CTA 2009; or

1.5.2     realised or acquired an intangible fixed asset within Part 8 of the CTA 2009; and

1.5.3     no other circumstances have arisen since the Accounts Date which have required, or so far as the Sellers are aware will require, a credit to be brought into account by the Company on a revaluation of an intangible fixed asset.

1.6        Groups

1.6.1     The Company is not nor has within the last seven years been a member of a group of companies for any Tax purposes.

1.6.2     Neither the execution nor the completion of this Agreement, nor any other event since the Accounts Date, will result in any chargeable asset being deemed to have been disposed of and reacquired by the Company for Tax purposes.

1.7        Value added tax

1.7.1     The Company is duly registered in the United Kingdom for the purposes of the legislation relating to VAT and is not registered, nor required to be registered, in any other jurisdiction in respect of VAT or any similar tax.

1.7.2     The Disclosure Letter contains full details of all companies which are or have been treated as a member of a group with the Company for VAT purposes including details of the representative member of such group.

1.7.3     The Company has not been required to give security to HMRC in the last six years.

1.7.4     In the last six years, the Company has complied with its payment and other obligations under the legislation relating to VAT and has maintained complete, correct and up to date invoices, records and documents required for the purposes of VAT, and has not within the last three years incurred any penalty, default surcharge or interest in relation to VAT.

1.8        Inheritance tax

1.8.1     The Company is not liable and, so far as the Sellers are aware, there are no circumstances in existence as a result of which it may become liable, to be assessed to inheritance tax or any other Tax as donor or donee of any gift, or transferor or transferee of value and there are no other circumstances by reason of which any liability in respect of inheritance tax has arisen or, so far as the Sellers are aware, could arise to the Company.

1.8.2     So far as the Sellers are aware, there are no circumstances under which any power within section 212 of the IHTA could be exercised in relation to, and there is no HMRC charge within the meaning of section 237 of the IHTA attaching to or over, any shares or securities in or assets of the Company and the Company has not made any transfer of value to which Part IV IHTA might apply.

1.9        Stamp duties

1.9.1     In the last six years, all documents which establish or are necessary to establish the title of the Company to any asset owned at Completion and which are not subject to stamp duty land tax have been properly stamped for stamp duty and/or stamp duty reserve tax purposes.

1.9.2     In the last six years, the Company has paid all stamp duty land tax which it is liable to pay and has filed all land transaction returns it is required by law to file within 30 days from the effective date of the relevant land transaction.

1.9.3     There is no chargeable interest (as defined in section 48 of the Finance Act 2003) acquired or held by the Company in respect of which the Sellers are aware, or ought reasonably to be aware, that an additional land transaction return will be required to be filed with a Tax Authority and/or a payment of stamp duty land tax made on or after the date of this Agreement.

1.10     Tax avoidance

The Company has not been a party to, or been involved in, any schemes or arrangements designed wholly or partly for the purposes of avoiding or deferring any Tax liability, or in relation to which any disclosure has been, or will be, required by law to be made to any Tax Authority.

1.11      Tax clearances

1.11.1   In the last six years, the Company has not been a party to a transaction in respect of which a consent, clearance or claim for relief from any Tax Authority was required by law other than transactions in respect of which:

a)          the relevant Tax Authority consent, clearance or grant of relief was obtained after accurate disclosure of all material facts;

b)          the transaction was carried out as described in the application for consent, clearance or relief (if appropriate); and

c)          details of the consent, clearance or grant of relief have been set out in the Disclosure Letter.

1.11.2   In the last six years, the Company has not been a party to any transaction in respect of which any consent, clearance or claim for relief is required by law to be made and in respect of which the time for making an application for such consent, clearance or claim expires on or after Completion.

SCHEDULE 5
LIMITATIONS ON LIABILITY

1          TIME PERIODS

1.1       The Sellers shall not be liable for a Non-Tax Claim unless the Sellers receive from the Buyer written notice of such Non-Tax Claim (containing so far as is practicable reasonable details of such Non-Tax Claim, including the amount or estimated amount) on or before midnight on the date 24 months following Completion.

1.2       The Sellers shall not be liable for a Tax Claim unless the Sellers receive from the Buyer written notice of the Tax Claim (containing reasonable details of the claim, including the amount or estimated amount) on or before midnight on the seventh anniversary following Completion.

1.3       The Sellers shall not be liable for an Indemnity Claim unless the Sellers receive from the Buyer written notice of the Indemnity Claim (containing reasonable details of the claim, including the amount or estimated amount) on or before midnight on the third anniversary following Completion.

2           FINANCIAL LIMITS

2.1        Subject to paragraphs 2.2 and 2.3 of this Schedule 5, the maximum aggregate liability of the Sellers in respect of all Claims  (other than Indemnity Claims) shall not exceed £125,000,

2.2        The maximum aggregate liability of the Sellers in respect of all Claims (other than Indemnity Claims) recoverable by the Buyer under the Warranty and Indemnity Insurance Policy shall not exceed £62,500.

2.3        Where the loss or liability to the Buyer or the Company in respect of all claims for breach of the Fundamental Warranties exceeds £15,000,000 (“Excess”), the Sellers shall be liable for the Excess only and subject to a maximum aggregate liability of the aggregate sum of the Consideration less £15,000,000.

2.4        The maximum aggregate liability of the Sellers in respect of an Indemnity Claim pursuant to clause 6.1.1 shall not exceed £100,000.

2.5        The maximum aggregate liability of the Sellers in respect of an Indemnity Claim pursuant to clause 6.1.2 shall not exceed £200,000.

2.6        The Sellers shall not be liable for a Claim (other than a Covenant Claim and an Indemnity Claim) unless the amount of such Claim, when aggregated with other Claims based on the same facts, exceeds £50,000 in respect of any single item (in which event the Buyer shall be entitled to claim the whole of the amount thereof and not merely the excess).

2.7        The amount of the liability of a Seller for any Claim shall not exceed the amount of such Seller’s Relevant Seller Proportion of the Claim.

3           DISCLOSURE

3.1        The Sellers shall not be liable for a Claim (other than a Covenant Claim and an Indemnity Claim)  if and to the extent that the fact, matter, event or circumstance giving rise to such Claim was Disclosed in the Disclosure Letter or the Disclosed Documents.

3.2        The Sellers shall not be liable in respect of a Non-Tax Claim to the extent that:

3.2.1     specific provision or reserve in respect of the liability was made in the Completion Accounts;

3.2.2     the Non-Tax Claim would not have arisen or would have been reduced but for a change in a law or regulation made on or after the date hereof; or

3.2.3     the Non-Tax Claim would not have arisen but for a change after Completion in any accounting reference date or any change in accounting policy or practice of the Company.

3.3        The Sellers shall not be liable in respect of a Non-Tax Claim to the extent that:

3.3.1     the liability arises or is increased as a result of any voluntary act or omission of the Buyer or the Company after Completion done or suffered outside the ordinary course of business and other than:

a)          pursuant to a legally binding obligation entered into by the Company before Completion;

b)          as required by any Applicable Law in any jurisdiction or by a Competent Authority wherever situated;

c)          at the written request of the Sellers or their authorised representatives; and

d)          in accordance with the terms of any of the Transaction Documents.

4           THIRD PARTY CLAIMS

4.1        This paragraph 4 shall apply in circumstances where:

4.1.1     any claim is made against the Company which should reasonably be expected to give rise to a Non-Tax Claim;

4.1.2     any claim is made against the Company which should reasonably be expected to give rise to an Indemnity Claim under clause 6.1.1 (the “Underlying Claim”); or

4.1.3     the Company should reasonably be expected to be able to make recovery from some other person any sum in respect of any facts or circumstances by reference to which the Buyer has or should be reasonably expected to have a Non-Tax Claim.

4.2        The Buyer shall, prior to taking any action (other than the giving of notice pursuant to this Schedule) against the Sellers under the Warranties or clause 6.1.1, consult with the Sellers in good faith for an initial period not exceeding 30 days (and thereafter, at reasonably regular intervals) in respect of any such circumstances.

4.3        The Buyer shall further, prior to taking any action (other than the giving of notice of an Underlying Claim) against the Sellers under clause 6.1.1:

4.3.1     provide the Sellers with such information as the Sellers may reasonably require relating to the Underlying Claim;

4.3.2     keep the Sellers fully informed of any material developments in the conduct of the Underlying Claim; and

4.3.3     consider any steps to enforce, compromise or settle the Underlying Claim as the Sellers may reasonably suggest.

4.4        The provisions of this paragraph 4 shall not prevent the Buyer from agreeing (or permitting to be agreed) any compromise or settlement in respect of such Non-Tax Claim if the Buyer, acting reasonably, considers that a failure to do so would be materially prejudicial to its and the company's commercial relationships.

4.5        The provisions of this paragraph 4 shall not apply if and to the extent that they would render the Warranty and Indemnity Insurance Policy void or voidable, or entitle the Insurer to repudiate or rescind the Warranty and Indemnity Insurance Policy in whole or in part, or to otherwise avoid payment under the Warranty and Indemnity Insurance Policy, or in the event that a relevant insurer exercises its right to take over conduct of the relevant Non-Tax Claim.

5           MITIGATION

5.1        The Buyer will take or procure the taking of all such reasonable steps as are required by law in order to mitigate any Claim (other than a Covenant Claim and an Indemnity Claim).

5.2        If, in respect of any matter which would give rise to a breach or any Claim (other than a Covenant Claim and an Indemnity Claim), the Buyer or the Company is entitled to claim under any policy of insurance, the amount received in respect of such Claim shall reduce pro tanto or extinguish the Claim (after deducting the reasonable costs incurred by the Buyer and/or the Company in recovering under the insurance policy).

6           GENERAL

6.1        The Buyer shall at all reasonable times during the relevant time periods set out in paragraph 1 above make available to the Sellers so far as it is reasonably able (at the Sellers' expense) and subject to any applicable legal and/or litigation privilege all information and documents relating to a Claim and provide reasonable access on reasonable notice to the personnel of the Buyer and/or the Company and to relevant premises, accounts, documents and records within the power, possession and control of the Buyer and/or the Company to enable the Sellers and their professional advisers to ascertain whether the Buyer and/or the Company has any right of recovery against any person other than the Sellers.

6.2        If the Sellers make any payment by way of damages under the Warranties or the Indemnities (a "Damages Payment") and the Buyer and/or the Company subsequently receives any benefit otherwise than from the Sellers which benefit would not have been received but for the circumstance giving rise to the Claim in respect of which the Damages Payment was made, then the amount of such benefit net of any related reasonable costs and expenses properly incurred (as certified by the Buyer to the Sellers or, if the Sellers are not satisfied with such certificate, as certified at their request by independent accountants) shall be:

6.2.1     first set off against any payment (if any) then due from the Sellers in respect of any claim arising under this Agreement; and

6.2.2     to the extent that there is an excess, refunded to the Sellers to the extent that it relates to all previous payment or payments made by the Sellers in respect of claims arising under this Agreement and not previously refunded under this clause; and

6.2.3     to the extent that the excess referred to in paragraph 6.2.2 is not exhausted under that paragraph, be carried forward and set-off against future Claims.

6.3        The Sellers shall not be liable in respect of any Claim where the liability which is the subject matter of such claim is contingent only, unless and until such contingent liability becomes an actual liability and is due and payable.

6.4        None of the limitations contained in this Schedule 5 shall apply to any Claim or claim under any other provision of this Agreement which (or the delay in discovery of which) is the consequence of dishonest or fraudulent conduct by the Sellers.

SCHEDULE 6
COMPLETION OBLIGATIONS

At Completion the Sellers shall deliver to the Buyer:

1           duly executed transfers of the Shares in favour of the Buyer (or as it may direct) accompanied by the relevant share certificates (or an express indemnity in the agreed terms in the case of any lost certificate);

2           the written resignations of Paul Day, Peter Collins, and Thomas Lernbecher from their respective offices as director and/or secretary (as the case may be) to take effect on the Completion Date;

3           the certificate of incorporation and any certificates of incorporation on change of name, common seals (if any), statutory books (including the PSC register) and minute books of the Company duly written up to the Completion Date and share certificate books of the Company;

4           the security code and associated email address for the Company which has registered for the Companies House web filing system to enable the Company to log into the Companies House web filing system;

5           to the extent not in the possession of the Company, all books of account or records as to customers and/or suppliers and other records and all insurance policies in any way relating to or concerning the Business;

6           appropriate forms to amend the mandates given by the Company to its bankers;

7           a copy of the completed policy relating to the Property Insurance, together with evidence of payment of the premium (inclusive of any fees, commissions and associated taxes) payable in connection with such Property Insurance;

8           a fully executed and dated copy of the renewal lease in respect of the Properties, together with any other documentation relating to the Properties;

9           fully executed offers letters in connection with the employment of Paul Day,  Peter Collins and Thomas Lernbecher;

10         a duly executed Instruction Letter; and

11         board resolutions of the Company in the agreed terms, including:

11.1.1   approving the registration of the Share transfers subject only where necessary to their being duly stamped;

11.1.2   appointing Lindon G. Robertson, David F. Pietrantoni and Jason W. Joseph as directors and Jason W. Joseph as secretary and accepting the resignations referred to in paragraph 2 so as to take immediate effect;

11.1.3   revoking all existing authorities to bankers in respect of the operation of its bank accounts and giving authority in favour of such persons as the Buyer may nominate to operate such accounts; and

11.1.4   noting the payment of the Target Indebtedness, and shall hand to the Buyer duly certified copies of such resolutions.

SCHEDULE 7 COMPLETION ACCOUNTS
Part 1 – COMPLETION ACCOUNTS

1           DEFINITIONS AND INTERPRETATION

In this Schedule 7:

1.1        words and expressions defined in clause 1 of this Agreement shall have the same meaning except where otherwise provided or unless there is something in the context or subject matter which is inconsistent with them; and

1.2        the following words and expressions shall have the following meanings:

“Actual Cash”	the actual Cash of the Company as at the Completion Date;
“Actual Indebtedness”	the actual Indebtedness owing by the Company (including to National Westminster Bank PLC) as at the Completion Date;
“Actual Working Capital”	the actual amount (if any) by which the aggregate value of the Current Assets of the Company exceeds the aggregate value of the Current Liabilities of the Company, as at the Completion Date;
“Cash”

in relation to the Company, the Company’s cash in bank and at hand at the Completion Date including cash contained in the accounts highlighted in yellow under "Current Assets" in the Pro-forma Completion Accounts;

“Consideration Statement”

the statement setting out the value of Actual Cash, the Actual Indebtedness and the Actual Working Capital as shown in, or derived from, the Completion Accounts, together with the resulting calculation of the Consideration, and as prepared and agreed or determined (as the case may be) in accordance with this Schedule;

“Current Assets”

the aggregate value of the current assets of the Company including any stock, any work in progress and any debtors (including any trade debtors) existing at the Completion Date including the items highlighted in green under "Current Assets" in the Pro-forma Completion Accounts;

For the avoidance of doubt, all items classified as Cash are excluded from the Current Assets total;

“Current Liabilities”

the aggregate value of the current liabilities of the Company, including the following current liabilities of the Company, existing at the Completion Date:

(a)    trade creditors;

(b)    accruals;

(c)    deferred income; and

(d)    the items highlighted in green under "Current Liabilities" in the Pro-forma Completion Accounts.

For the avoidance of doubt, all items classified as Indebtedness are excluded from the Current Liabilities total;

“FRS 102”

means Financial Reporting Standard 102, being the Financial Reporting Standard applicable in the UK and Republic of Ireland (applying the permitted reduced disclosure requirements as set out in Section 1 thereof) as issued by the Financial Reporting Council in the UK and in force for the accounting period ending on the Accounts Date; and

“Independent Accountants”	means PricewaterhouseCoopers LLP;

2           PREPARATION AND AGREEMENT OF COMPLETION ACCOUNTS

2.1        The Buyer shall, in accordance with paragraph 5 of this Schedule 7 prepare drafts of the Completion Accounts and the Consideration Statement (together the “Draft Documents”), and deliver a copy thereof to the Sellers within 90 days of Completion. Such draft Completion Accounts should be comprised of a balance sheet in the form referred to in paragraph 3 of this Schedule.

2.2        The Sellers shall, within 14 days of receipt of the Draft Documents prepared by the Buyer (excluding the day of receipt) (the "Review Period"), deliver to the Buyer a report setting out any matters of disagreement with the Draft Documents (each a "Disputed Item"), their reasons for disagreement and the adjustments that they consider need to be made to the Draft Documents in respect of each matter of disagreement in order for the Draft Documents to comply with the requirements of paragraph 5 of this schedule.  If no report is delivered within the Review Period or if a notice of agreement is delivered to the Buyer stating that the Sellers do not believe that any adjustments need to be made to the Draft Documents, then;

2.2.1     the contents of the Draft Documents shall be final and binding as between the Buyer and the Sellers, save in the case of manifest error;

2.2.2     the Draft Documents shall constitute the final Consideration Statement and the final Completion Accounts for the purposes of this Agreement and the date falling on the Business Day immediately after: (i) expiry of the Review Period; or (ii) if earlier, receipt by the Buyer of a notice of agreement, shall be the date of finalisation of the Completion Accounts and the Consideration Statement for all purposes of this Agreement; and

2.2.3     the Actual Cash, the Actual Indebtedness and the Actual Working Capital values shown in the final Consideration Statement shall be final for the purposes of this Agreement.

2.3        If the Sellers do so provide a report to the Buyer within the Review Period:

2.3.1     except for any Disputed Item, the Sellers shall be deemed to have agreed all other items in the Draft Documents;

2.3.2     the parties shall, within a further period expiring 14 days after receipt of the Sellers' report by the Buyer (excluding the day of receipt) (the "Resolution Period"), endeavour to resolve any Disputed Item and agree, in writing, the adjustments required to be made to the Draft Documents in respect of each Disputed Item and, if within the Resolution Period the parties agree upon all of the adjustments required to be made to the Draft Documents in respect of each Disputed Item, then:

a)          the contents of the Draft Documents (including the agreed adjustments in writing) shall be final and binding as between the Buyer and the Sellers, save in the case of manifest error;

b)          the Draft Documents (including the agreed adjustments in writing) shall constitute the final Consideration Statement and the final Completion Accounts for the purposes of this Agreement and the date on which the parties agree, in writing, on the last of the adjustments required to be made to the Consideration Statement and/or the Completion Accounts in respect of each Disputed Item (or agree that no such adjustments or no further adjustments are required), shall be the date of finalisation of the Completion Accounts and the Consideration Statement for all purposes of this Agreement;  and

c)          the Actual Cash, the Actual Indebtedness and the Actual Working Capital values shown in the final Consideration Statement referred to in paragraph 2.3.2 b) shall be final for the purposes of this Agreement;

2.3.3     if any Disputed Item is not so resolved in the Resolution Period (a "Remaining Item"), then each such Remaining Item (but no other matters) shall, upon written notice from either the Buyer or the Sellers to the other ("Referral Notice"), be referred to the Independent Accountants in accordance with the provisions of paragraphs 2.6 to 2.9 of this Schedule 7, and the contents of the Draft Documents so adjusted:

a)          in respect of any Disputed Item which has been agreed between the parties in accordance with paragraph 2.3.2 of this Schedule 7; and

b)          in respect of any Remaining Item which is determined by the Independent Accountants in accordance with paragraph 2.6 of this Schedule 7, shall constitute the final Consideration Statement and the final Completion Accounts for the purposes of this Agreement and shall be final and binding on the parties, save in the case of manifest error, and the Actual Cash, the Actual Indebtedness and Actual Working Capital values shown in such final Consideration Statement shall be final for the purposes of this Agreement.

2.4        Until the Draft Documents have been finalised in accordance with this Schedule 7:

2.4.1     the Sellers shall provide the Buyer and its respective professional advisers with all assistance, relevant papers and all information and explanations as are reasonably required for the proper preparation of the Draft Documents;

2.4.2     the Buyer shall and shall procure that the Company shall, provide the Sellers and their respective professional advisers with all assistance, relevant papers and all information and explanations as are reasonably required for the proper preparation of the Draft Documents; and

2.4.3     in the event that the Independent Accountants are appointed, the Sellers and the Buyer shall, and the Buyer shall procure that the Company shall, promptly provide the Independent Accountants with all assistance, relevant papers and all information and explanations as are reasonably required for the purposes of this Schedule 7 and the Independent Accountants shall be entitled (to the extent they consider appropriate) to base their determination on such information and other records of the Company.

2.5        Save in respect of paragraph 2.6.5 the Sellers and the Buyer will each pay their own fees, costs and expenses in connection with the preparation and agreement of the Completion Accounts and the Consideration Statement.

2.6        If any Remaining Item is referred to the Independent Accountants:

2.6.1     the parties will each use their respective reasonable endeavours to co-operate with the Independent Accountants in resolving the Remaining Item, including the making of written submissions to the Independent Accountants, and for that purpose will provide to them such information and documentation as they may reasonably require;

2.6.2     the Independent Accountants shall be instructed to determine any dispute by reference to the accounting treatment specified in paragraph 5 of this Schedule and, in making any such determination, the Independent Accountants shall have exclusive jurisdiction to determine the proper construction of paragraph 5;

2.6.3     no amendment may be made by the Independent Accountants to any items or amounts which are not Disputed Items;

2.6.4     the Independent Accountants shall have the right to seek such professional assistance and advice as they may require;

2.6.5     the fees, costs and expenses of the Independent Accountants and any other professional fees incurred by them shall be paid 50% by the Sellers and 50% by the Buyer, save where the Independent Accountants direct otherwise in writing; and

2.6.6     the Independent Accountants will be instructed by both parties to make a determination within 30 days of the referral.

2.7        The Independent Accountants shall act as expert and not as arbitrator and their decision shall be final and binding in all respects on the parties.

2.8        If the Independent Accountants become unwilling to act, incapable of acting, or do not deliver their determination within the period required by this paragraph 2, any matter which falls to be referred in accordance with this Schedule 7 to the Independent Accountants for determination, shall instead be referred to:

2.8.1     alternative independent chartered accountants and the parties shall use all reasonable endeavours to agree the identity and terms of appointment of such replacement Independent Accountants; or

2.8.2     if the parties fail to agree and appoint replacement Independent Accountants in accordance with paragraph 2.8.1 of this Schedule within 10 Business Days of a replacement being proposed in writing by one party, then a firm of chartered accountants as may be nominated on the application of either party by the President or other senior officer for the time being of the Institute of Chartered Accountants in England and Wales, shall be nominated and the parties shall enter into terms of appointment with such chartered accountants within 5 Business Days following selection and the parties shall act reasonably in agreeing the terms of such appointment, and, for the purposes of this Schedule 7, the chartered accountants so replaced or nominated shall be known as the "Independent Accountants".

2.9        The date on which the Independent Accountants determine the last of the adjustments required to be made to the Completion Accounts and/or the Consideration Statement in respect of each Remaining Item (or determine that no such adjustments or no further adjustments are required) in accordance with paragraph 2.3.3, shall be the date of finalisation of the Completion Accounts and Consideration Statement for all purposes of this Agreement.

3           PRO-FORMA COMPLETION ACCOUNTS

The Pro-forma Completion Accounts shall be as set out in Part 2 of this Schedule 7 and, for the avoidance of doubt, all figures set out therein are for illustrative purposes only.

4           ADJUSTMENT OF THE CONSIDERATION

4.1        Following agreement, deemed agreement or determination of the Actual Cash, the Actual Indebtedness and the Actual Working Capital in accordance with the provisions of this Schedule, if:

4.1.1     the amount of the Actual Cash as set out in the Consideration Statement exceeds the Target Actual Cash, the Buyer shall pay to the Sellers an amount equal to the excess, and if the Actual Cash as set out in the Consideration Statement is less than the Target Actual Cash, the Sellers shall pay to the Buyer an amount equal to the shortfall;  and/ or

4.1.2     the amount of the Actual Indebtedness as set out in the Consideration Statement exceeds the Target Indebtedness, the Sellers shall pay to the Buyer an amount equal to the excess,   and if the amount of the Actual Indebtedness as set out in the Consideration Statement is less than the Target Indebtedness, the Buyer shall pay to the Sellers an amount equal to the shortfall; and/ or

4.1.3     the amount of the Actual Working Capital as set out in the Consideration Statement exceeds the Target Working Capital, the Buyer shall pay to the Sellers an amount equal to the excess, and if the amount of the Actual Working Capital as set out in the Consideration Statement is less than the Target Working Capital, the Sellers shall pay to the Buyer an amount equal to the shortfall,

4.2        and the Sellers shall satisfy payment of the amount of such shortfall (if any) and the Buyer shall satisfy payment of the amount of such excess (if any) in accordance with paragraph 4.3 of this Schedule 7.

4.3        Any amounts to be paid under paragraph 4.1 of this Schedule 7 shall, subject to any amounts to be paid under clause 3.4 and the parties' rights of set off in this Agreement, be paid in cash to the Buyer or the Sellers (as applicable) within 14 days after the date on which the Completion Accounts shall be determined as final and binding.

4.4        The Sellers shall be entitled to share in any increase in the amount of the Consideration in the Relevant Seller Proportions.

4.5        None of the provisions in Schedule 4 shall have any effect on the amount of or the requirement to reduce the Consideration as referred to in paragraph 4.1 of this Schedule 7.

5           BASIS OF PREPARATION

5.1        The Completion Accounts shall be prepared on the following basis, and in the order of priority shown below:

5.1.1     first, applying the specific accounting principles, bases, conventions, rules and estimation techniques set out in paragraph 6 of this Schedule ("Specific Policies");

5.1.2     second, to the extent not provided for by or inconsistent with the Specific Policies, on a basis consistent with the same accounting standards, principles, policies, methods, bases, conventions and practices (with consistent classifications, judgements, valuation and estimation techniques) that were used in the preparation of the Accounts; and

5.1.3     third, to the extent not provided for by or inconsistent with the Specific Policies or the matters referred to in paragraph 5.1.2 above, in accordance with UK GAAP when applying FRS 102 (and FRS 103 if applicable but not FRS 101), together with all other generally accepted accounting principles, policies and practices applied in the UK and the applicable accounting requirements of the CA2006, in each case as in force for the accounting period ending on the Accounts Date.

5.2        For the avoidance of doubt, paragraph 5.1.1 of this Schedule shall take precedence over paragraphs 5.1.2 and 5.1.3 of this Schedule and paragraph 5.1.2 of this Schedule shall take precedence over paragraph 3 of this Schedule.

6           SPECIFIC POLICIES

The following policies will be applied in the preparation of the Completion Accounts:

6.1.1     no provision shall be made for deferred tax liabilities;

6.1.2     no assets will be revalued upwards and no liabilities will be discounted;

6.1.3     provision will be made for any obsolete or slow moving stock (inventory);

6.1.4     provision will be made for any product warranty claims from customers not covered under back-to-back arrangements with the Company’s suppliers (vendors);

6.1.5     full provision shall be made for sales commission payables; and

6.1.6     no account should be taken when determining the provision for Tax of any enhanced deduction available to the Company under the R&D expenditure regime in Part 13 of the Corporation Tax Act 2009 or of any R&D expenditure credit available to the Company under Chapter 6A of Part 3 of the Corporation Tax Act 2009.

Part 2 – PRO-FORMA COMPLETION ACCOUNTS

SCHEDULE 8 RETENTION

PART 1 – PROVISIONS RELATING TO THE RETENTION ACCOUNT

1           DEFINITIONS AND INTERPRETATION

In this Schedule 8:

1.1        words and expressions defined in clause 1 of this Agreement shall have the same meaning except where otherwise provided or unless there is something in the context or subject matter which is inconsistent with them; and

1.2        the following words and expressions shall have the following meanings:

“Authorised Signatory”

means each of those persons detailed in part 4 of this Schedule 8 or such other persons as may be notified to the Buyer's Solicitors and the Sellers' Solicitors by the Buyer (as being an Authorised Signatory of the Buyer) or by the Sellers' Agent (as being an Authorised Signatory of the Sellers' Agent) from time to time;

“Determined Claim Notice”	has the meaning given in paragraph 3.1 of this Schedule;
“finally determined”

means, in relation to any Retention Claim, that part of the Retention Claim as is:

(a)    agreed in writing by both parties as being a valid Claim; or

(b)    the subject of a final judgment of a court of competent jurisdiction or award of a competent arbitral tribunal;

“Instruction Letter”	means an instruction letter from the Buyer and the Sellers to the Buyer’s Solicitors and the Sellers' Solicitors relating to the Retention, in the form which is set out in part 2 of this Schedule 8;
“Related Interest”

means, in relation to any part of the Retention Account withdrawn in accordance with this Agreement, that portion of the interest accruing from Completion in respect of the Retention Account as is attributable to the sum withdrawn, net of any taxation required by law to be deducted from it;

“Release Notice”

means a joint written instruction from the Buyer and the Sellers to the Buyer’s Solicitors and the Sellers' Solicitors, substantially in the form set out in part 3 of this Schedule 8, and duly executed by an Authorised Signatory of the Buyer and the Sellers;

“Retention”	has the meaning given in clause 1 of this Agreement;

“Retention Account”	means a joint interest bearing solicitor's reserve account with the Retention Bank in the name of the Sellers' Solicitors and the Buyer's Solicitors, opened in accordance with the Instruction Letter;
“Retention Bank”	means National Westminster Bank pic, Fleet Street, PO Box 281, 156 Fleet Street, London EC4A 2DX;
“Retention Claim”	means a Claim (save for an Indemnity Claim) by the Buyer under this Agreement notified to the Sellers in accordance with this Agreement on or before the Termination Date;
“Retention Bank Instruction Letter”	means the agreed form letter from the Buyer’s Solicitors and the Sellers' Solicitors to the Retention Bank, relating to the operation of the Retention Account; and
“Termination Date”	means midnight on the date being 24 months following Completion.

2           RETENTION ACCOUNT

2.1        The following provisions shall apply in respect of the Retention Account:

2.1.1     the Retention Account shall be established, operated and terminated in accordance with the provisions of this part 1 of this Schedule 8 and the Instruction Letter, and each of the Buyer and the Sellers agree to give, on a timely basis, such instructions and authorities to the Sellers' Solicitors and the Buyer's Solicitors as may from time to time be necessary for this purpose;

2.1.2     the Buyer’s Solicitors and the Sellers' Solicitors shall not be required to take any action with respect to the Retention Account except on the instructions of both the Buyer and the Sellers. The Sellers' Solicitors shall be entitled to rely on the statement of the Buyer’s Solicitors as to instructions received by the Buyer’s Solicitors from the Buyer and the Buyer’s Solicitors shall be entitled to rely on the statement of the Sellers' Solicitors as to instructions received by the Sellers' Solicitors from the Sellers;

2.1.3     all interest earned in respect of the Retention shall be credited to the Retention Account;

2.1.4     no other credit shall be made to the Retention Account without the joint written consent of the Sellers' Solicitors and the Buyer's Solicitors;

2.1.5     no withdrawal shall be made from the Retention Account except in accordance with the Instruction Letter or as may otherwise be ordered by a court of competent jurisdiction;

2.1.6     neither the Buyer nor the Sellers shall have any entitlement to interest until payment of the principal to which it relates; and

2.1.7     the liability to taxation on any interest on any amount in the Retention Account shall be borne by the party ultimately entitled to that interest.

2.2       The Sellers agree that they will give instructions promptly to the Sellers' Solicitors with regards to payments to be made out of the Retention Account in accordance with this Schedule 8 and if such instructions are not received within 7 days of the payment timeline set out in clause 3.4.2 or the Termination Date in accordance with paragraph 4 (as applicable), the Sellers will be deemed to agree to such payment out of the Retention Account and will be deemed to have instructed the Sellers' Solicitors to make such release from the Retention Account and the Sellers' Solicitors shall be entitled to rely on such instruction.

2.3       The Buyer agrees that it will give instructions promptly to the Buyer's Solicitors with regards to payments to be made out of the Retention Account in accordance with this Schedule 8 and if such instructions are not received within 7 days of the payment timeline set out in clause 3.4.2 or Termination Date in accordance with paragraph 4 (as applicable), the Buyer will be deemed to agree to such payment out of the Retention Account and will be deemed to have instructed the Buyer's Solicitors to make such release from the Retention Account and the Buyer's Solicitors shall be entitled to rely on such instruction.

3           RETENTION CLAIMS

3.1        On any Retention Claim being finally determined, the Buyer may give written notice to the Sellers and to the Buyer’s Solicitors and the Sellers' Solicitors (a "Determined Claim Notice") stating:

(a)         the grounds on which the Buyer believes the Retention Claim to have been finally determined; and

(b)         the amount of the Retention Claim as finally determined.

3.2        In the event that the Buyer serves a Determined Claim Notice prior to the Termination Date, subject to receipt by the Buyer’s Solicitors and the Sellers' Solicitors of a Release Notice, there shall be paid to the Buyer out of the Retention Account, by way of satisfaction of the liability of the Sellers in respect of such Retention Claim, an amount equal to that finally determined as being due to the Buyer (insofar as there shall be sufficient sums standing to the credit of the Retention Account and net of any amount which may be deducted in accordance with the Instruction Letter or this Schedule). Each of the Buyer and the Sellers shall, as soon as reasonably practicable and in any event no later than 10 Business Days following the date on which the Determined Claim Notice is served by the Buyer, give or join in giving all such instructions to the Buyer’s Solicitors and the Sellers' Solicitors, including, without limitation, any Release Notices, as are required to enable the relevant payment to be made pursuant to this paragraph.

3.3        If the sum which the Buyer is entitled to be paid from the Retention Account (and the Related Interest attributable to it) exceeds the total of all sums standing to the credit of the Retention Account, the Sellers shall promptly shall pay, in cash, the excess balance to the Buyer’s Solicitors (the charges of such transfer being payable by the Sellers), receipt of which by the Buyer’s Solicitors shall be an effective discharge of the Sellers' obligation to make the relevant payment.

3.4        The amount of the Retention shall not be regarded as imposing any limit on the amount of any Claims under this Agreement or under any of the other Transaction Documents.

3.5        Nothing in this Agreement shall prejudice, limit or otherwise affect any right or remedy the Buyer may have against the Sellers from time to time, whether arising under this Agreement or the other Transaction Documents.

4           RELEASE OF RETENTION

4.1        On the Termination Date, subject to receipt by the Buyer’s Solicitors and the Sellers' Solicitors of a Release Notice, the balance of the Retention and the Related Interest attributable to it, less:

(a)          the amount of all Retention Claims which have not then been finally determined (as calculated in accordance with paragraph 4.2);

(b)          any amount which the Buyer has notified in accordance with paragraph 3.1 of this Schedule, but which has not then been withdrawn from the Retention Account (which amount shall be paid to the Buyer);

(c)          any amounts payable out of the Retention Account in accordance with paragraph (d) of the Instruction Letter; and

(d)          the Related Interest attributable to the sums referred to in paragraphs (a),  (b) and (c) above, shall be released to the Sellers’ Solicitors (to be distributed to the Sellers in accordance with the schedule provided pursuant to paragraph 4.5).

4.2        For the purposes of paragraph 4.1(a), to the extent there are any Retention Claims which have not been finally determined on the Termination Date:

(a)          a sum equal to the lower of:

(i)          the Buyer’s estimate of the amount of the Retention Claim (or all such Retention Claims, if more than one); and

(ii)          the balance of the Retention, and the Related Interest attributable to it shall be retained in the Retention Account; and

(b)          any sum retained in the Retention Account after the Termination Date in accordance with paragraph 4.2(a) above, and the Related Interest attributable to it, shall, subject to receipt by the Buyer’s Solicitors and the Sellers' Solicitors of a Release Notice, be released to the Buyer's Solicitors on behalf of the Buyer or the Sellers’ Solicitors on behalf of the Sellers (or in part to the Buyer's Solicitors on behalf of the Buyer with the balance to the Sellers’ Solicitors on behalf of the Sellers), as appropriate, as soon as practicable after that Retention Claim is finally determined and the provisions of paragraphs 3 and 4.1 shall apply mutatis mutandis to such release.

4.3        For the purposes of paragraph 4.2(b)(b), a Retention Claim shall also be regarded as finally determined if such claim is withdrawn.

4.4        Each of the Buyer and the Sellers shall, as soon as reasonably practicable and in any event no later than 10 Business Days following the date on which such payment is due, give or join in giving all such instructions to the Buyer’s Solicitors and the Sellers' Solicitors, including, without limitation, any Release Notices, as are required to enable any payment to be made pursuant to paragraph 4.1.

4.5        Upon release of any of the Retention to the Sellers' Solicitors in accordance with this paragraph 4, the Sellers shall provide the Sellers' Solicitors with a schedule of the amount to be distributed to each Seller, such amount to be calculated in accordance with the Relevant Seller Proportions.

PART 2 – INSTRUCTION LETTER

Instruction Letter

To:       Taylor Wessing LLP

5 New Street Square

London,  EC4A 3TW

and

Shoosmiths LLP

Apex Plaza

Forbury Road

Reading

Berkshire, RG1 1SH

[●] 2017

Dear Sirs

This is the Instruction Letter as defined in Schedule 8 (the "Retention Schedule") to the agreement between the Buyer and the Sellers of today's date (the "Agreement").

Terms defined in the Agreement and in the Retention Schedule shall have the same meaning when used in this letter.

You are hereby authorised and instructed:

(a)        to open an interest bearing solicitor's reserve account with the Retention Bank in your joint names;

(b)        to receive and hold all sums paid to you in accordance with the Retention Schedule and all sums from time to time standing to the credit of the Retention Account, on trust to pay such sums either to the Buyer or to the Sellers, or partly to one and partly to the other, on the terms of this letter;

(c)        subject to paragraph (d), not to release any sums from the Retention Account except:

(i)          following receipt by you of a Release Notice duly executed by an Authorised Signatory of each of the Buyer and the Sellers, in which case you shall pay the sum so notified and the Related Interest attributable to it to the account of the transferee specified in the Release Notice no later than five Business Days after receipt of such notice; or

(ii)          upon the order of a court of competent jurisdiction;

(d)        to pay out of the Retention Account:

(i)          any taxation which may be payable as a matter of law in respect of interest accrued on the amount standing from time to time to the credit of the Retention Account; and

(ii)          all bank charges payable in respect of the Retention Account.

For the avoidance of doubt, if there are insufficient funds in the Retention Account to make any of the payments referred to in paragraphs (c) or (d), you shall only be obliged to transfer the balance standing to the credit of the Retention Account and the Related Interest attributable to it.

You may rely without enquiry on all documents which appear on their face to be a Release Notice. For the avoidance of doubt, you need not enquire as to whether any amount which you are instructed to pay has been correctly calculated or whether it is properly payable under the terms of the Agreement.

In consideration of your agreeing to act in accordance with our instructions we agree that:

(a)        you are not obliged to take any action with respect to the Retention Account except in accordance with the terms of this letter or our joint written instructions;

(b)        you may place the sums in the Retention Account on deposit for such period as we agree or, failing agreement, on overnight deposit. You have no responsibility for the rate or amount of interest earned;

(c)        we will pay your fees and expenses (including VAT) incurred in connection with establishing and operating the Retention Account;

(d)        you shall have no liability to us for any loss, damage, costs, expenses or other liability which we suffer or incur if the insolvency or default of the Retention Bank or any deficiency in the banking system generally results in your being unable to comply with a request for a withdrawal from the Retention Account;

(e)        you shall only be required to perform such duties as are specifically set out in this letter in relation to the operation of the Retention Account. In connection with such duties, you shall not be liable for any mistake of fact, error of judgement or act or omission by you of any kind unless caused by your wilful misconduct or negligence;

(f)        provided you act at all times in accordance with this letter, we confirm that we shall have no claim against you in respect of the establishment and operation of the Retention Account; and

(g)        we will indemnify you against all claims, damages, losses, costs, expenses or liabilities incurred by you in respect of the operation of the Retention Account and in particular against any costs (on a full indemnity basis) of defending or being party to any claim arising out of the operation of the Retention Account unless caused by your wilful misconduct or negligence.

The provisions of clause 19 of the Agreement shall apply to the agreement contained in this letter as if set out in full in this letter.

Yours faithfully

On behalf of the Buyer	Paul Day

Peter Collins	Thomas Lernbecher

Axel Moehrle

We acknowledge receipt of the above instructions.

On behalf of Taylor Wessing LLP

On behalf of Shoosmiths LLP

PART 3 – RELEASE NOTICE

Release Notice

To:       Taylor Wessing LLP

5 New Street Square

London, EC4A 3TW

and

Shoosmiths LLP

Apex Plaza

Forbury Road

Reading

Berkshire, RG1 1SH

[●] 2017

Dear Sirs

We refer to:

(a)         the agreement entered into on [●] 2017 between the Buyer and the Sellers for the sale to the Buyer of the entire issued share capital of 4titude Limited (the "Agreement"); and

(c)         the letter of instruction dated [●] 2017 from the Buyer and the Sellers to you in respect of the Retention Account.

Terms as defined in the Agreement shall have the same meaning when used in this notice. This document shall constitute a Release Notice.

We instruct you to instruct the Retention Bank to pay:

(a)         [the amount of £[●] from the Retention Account to [the Buyer/ the Buyer's Solicitors] at [insert name and address of Buyer's bank] (account number [●]; sort code [       ]); and/or]

(d)         [the amount of £[●] from the Retention Account to the Sellers' Solicitors at [insert name and address of Sellers' Solicitors' bank] (account number [●]; sort code [●])],

together with all Related Interest on such amounts (less any amounts required to be withheld or deducted by law) by way of telegraphic transfer.

This Release Notice shall be governed by and construed in accordance with English law.

Yours faithfully

On behalf of the Buyer (acting by an Authorised Signatory)	Paul Day

Peter Collins	Thomas Lernbecher

Axel Moehrle

PART 4 – AUTHORISED SIGNATORIES

The Buyer Signatories

Name	Signature
Jason W. Joseph
David F. Pietrantoni
Lindon G. Robertson

The Sellers Signatories

Name	Signature
Paul Day
Peter Collins
Thomas Lernbecher
Axel Moehrle

SCHEDULE 9 R&D TAX CREDIT CONSIDERATION

1.            Definitions

The following words and expressions, where used in this Schedule, shall have the meanings given to them below:

R&D Condition	the earlier of:
(a) the R&D Long Stop Date; or
(b) submission of the R&D Relevant Tax Return;
R&D Consideration	has the meaning in paragraph 2 of this Schedule;
R&D Long Stop Date	30 June 2018;
R&D Relevant Tax Return	the Company's corporation tax return in respect of the Relevant Accounting Period in which there has been an R&D Tax Credit (as defined in paragraph 2 of this Schedule) claimed;
Relevant Accounting Period	the accounting period of the Company beginning 1 January 2017; and
Sellers' Accountants	such firm of accountants as is appointed by the Sellers to assist in the preparation of the R&D Relevant Tax Return.

2.            submission of R&D relevant tax return

The Buyer shall procure that the Company will use all reasonable endeavours to enable it to submit the R&D Relevant Tax Return as soon as possible following the end of the Relevant Accounting Period and in any event by the R&D Long Stop Date.

3.            CALCULATION OF R&D Consideration

The R&D Consideration shall be an amount equal to the reduction (if any) of a liability to corporation tax of the Company as shown in the R&D Relevant Tax Return, or the refund or payment of a cash amount from HMRC, arising directly as a result of any R&D enhanced expenditure claim submitted by the Company in respect of the Relevant Accounting Period to the extent that such claim relates to expenditure incurred by the Company prior to Completion (a "R&D Tax Credit").  For the avoidance of doubt any R&D Tax Credit shall comprise only the tax value of the enhanced amount of the claim, and not the underlying expenditure before enhancement.

4.            SATISFACTION OF R&D Consideration

4.1          Payment and satisfaction of any R&D Consideration shall be made within 10 Business Days after the R&D Condition has been met.

4.2          Any R&D Consideration shall be paid in cash by the Buyer to the Sellers and shall be apportioned between the Sellers in accordance with the percentages set opposite their respective names in column 4 of Schedule 1.

5.            Conduct of Returns

5.1          The Buyer shall procure that the Company will take all steps as may reasonably be necessary (including, without limitation, the making of any claim) to enable it to claim any R&D Tax Credit available in respect of the Relevant Accounting Period (to the extent such steps have not already been taken prior to Completion) provided that the Buyer shall not be obliged to procure that the Company shall make any change to or take any action in respect of any tax return of the Company in relation to any accounting period prior to the Relevant Accounting Period.

5.2          For the purposes of paragraph 4.1, the Sellers shall procure (at the Buyer’s cost) that the Sellers' Accountants shall provide such assistance and input as the Buyer may reasonably request in writing in relation to the determination and calculation of any R&D Tax Credit for the purposes of the Company preparing the R&D Relevant Tax Return.

5.3          If the Buyer or the Company becomes aware of an enquiry from HM Revenue & Customs into the R&D Relevant Tax Return that relates to an R&D Tax Credit (a "R&D Relevant Enquiry") the Buyer shall as soon as is reasonably practicable give written notice thereof to the Sellers.

5.4          The Buyer shall, or shall procure that the Company shall, take such action and give such information and assistance in connection with any R&D Relevant Enquiry as the Sellers may reasonably, promptly and in writing request, including taking action to resist, appeal or compromise any disallowance of any R&D Tax Credit and/or any assessment to Tax that may result from the disallowance of any R&D Tax Credit ("a "R&D Relevant Assessment"). The Sellers hereby agree to indemnify the Buyer against all losses, costs, interest, damages and expenses (including, without limitation, interest on overdue Tax and any Tax which has to be paid before the R&D Relevant Assessment can be appealed but, for the avoidance of doubt, excluding any costs associated with the Sellers’ Accountants) which may be reasonably and properly incurred or which may arise to the Buyer or the Company as a result of any such action which the Sellers request.  The Buyer shall give written notice of any R&D Relevant Assessment to the Sellers as soon as reasonably practicable following receipt by the Buyer or the Company.

5.5          The Buyer shall not be obliged to procure that the Company appeals against any R&D Relevant Assessment if, having given the Sellers written notice of a R&D Relevant Assessment in accordance with paragraph 4.3, it has not within 15 Business Days of the giving of such notice, and no later than five Business Days before the expiry of any time limit for the making of an appeal, received written instructions from the Sellers to do so and, where payment of or in respect of the Tax concerned is required before the making of the appeal, received in cleared funds the amount required so to be paid.

5.6          The Buyer shall be at liberty without reference to the Sellers to admit, compromise or otherwise deal with any R&D Relevant Assessment after whichever is the earliest of:

5.6.1            the receipt of a written notice from the Sellers to the effect that they consider the R&D Relevant Assessment should no longer be resisted;

5.6.2            the expiry of a period of 20 Business Days following the service of a notice by the Buyer on the Sellers requiring the Sellers to clarify or explain the terms of any request made under paragraph 4.3 if no satisfactory written clarification or explanation is received by the Buyer within that period; and

5.6.3            if appropriate, the expiry of any period prescribed by legislation for the making of an appeal against either the R&D Relevant Assessment or the decision of any court or tribunal in respect of any such R&D Relevant Assessment.

5.7          Notwithstanding anything to the contrary in this paragraph 4, the Buyer shall not be obliged to:

5.7.1             take or procure that the Company takes any action, the effect of which is, or is reasonably likely, to give rise to a material adverse Tax liability of the Buyer or the Company in respect of any accounting period ending after Completion (and, without limitation to the foregoing, the Buyer shall be entitled to resist or appeal any R&D Relevant Assessment if the Buyer considers such resistance or appeal to be in the interests of a Buyer or the Company); or

5.7.2            procure that the Company appeals against any R&D Relevant Assessment in any forum beyond the first relevant appellate body unless independent tax counsel of at least six years' call advises in writing that, in that counsel's opinion, the chances of success in such a further appeal would be greater than the chances of failure.

6.            CLAWBACK OF R&D CONSIDERATION

In the event that an amount of R&D Consideration has been paid by the Buyer to the Sellers and the availability of the R&D Tax Credit is subsequently successfully challenged by HMRC following a R&D Relevant Assessment such that the R&D Tax Credit is no longer available to the Company (in whole or in part) the Sellers will repay to the Buyer a proportion of the R&D Consideration that corresponds to the amount of the R&D Tax Credit successfully challenged by HMRC.  For the avoidance of doubt where any of paragraphs 5.5, 5.6 or 5.7 has effect in relation to a R&D Relevant Assessment, the relevant R&D Tax Credit (or part thereof) shall be taken to have been successfully challenged for the purposes of this paragraph 6

7.            THE RELEVANT ACCOUNTING PERIOD

The Buyer shall not and shall procure that the Company shall not alter the length of the Relevant Accounting Period.

EXECUTION PAGE

Signed as a deed by PAUL DAYTIME in the presence of:	) ) )	/s/ Paul Day

Signature of witness

Name (in BLOCK CAPITALS)

Address

Signed as a deed by PETER COLLINS in the presence of:	) ) )	/s/ Peter Collins

Signature of witness

Name (in BLOCK CAPITALS)

Address

Signed as a deed by THOMAS LERNBECHER in the presence of:	) ) )	/s/ Thomas Lernbecher

Signature of witness

Name (in BLOCK CAPITALS)

Address

Signed as a deed by AXEL MOEHRLE in the presence of:	) ) )	/s/ Alex Moehrle. Thomas Lernbecher as Duly Appointed Attorney for Alex Moehrle

Signature of witness

Name (in BLOCK CAPITALS)

Address

Signed as a deed by BROOKS AUTOMATION LTD acting by Lindon G. Robertson, a director in the presence of:	) ) ) )	/s/ Lindon G. Robertson Director

Signature of witness

Name (in BLOCK CAPITALS)

Address